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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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The Scotts Miracle-Gro Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Scotts Miracle-Gro Company
Proxy Statement for 2007 Annual Meeting of Shareholders

PROXY STATEMENT
AUDIT COMMITTEE MATTERS
THE SCOTTS MIRACLE-GRO COMPANY THE AUDIT COMMITTEE POLICIES AND PROCEDURES REGARDING APPROVAL OF SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NUMBER 2 SHAREHOLDER PROPOSAL REQUESTING REPORT ON EFFORTS TO OPPOSE LOCAL ENVIRONMENTAL HEALTH POLICIES
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
OTHER BUSINESS
ANNUAL REPORT ON FORM 10-K
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041
December 20, 2006

Dear Fellow Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of The Scotts Miracle-Gro Company will be held at 10:00 a.m., Eastern Time, on Thursday, January 25, 2007, at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement contain detailed information about the business to be conducted at the Annual Meeting.

The Board of Directors has nominated four directors, each to serve for a term of three years to expire at the 2010 Annual Meeting of Shareholders (Proposal Number 1). The Board of Directors recommends that you vote FOR each of the nominees.

You are being asked to consider and act upon the shareholder proposal described in the Proxy Statement (Proposal Number 2), if such proposal is properly presented at the Annual Meeting. The Board of Directors recommends that you vote AGAINST the shareholder proposal.

Only shareholders of record at the close of business on November 28, 2006, the record date, are entitled to receive notice of and to vote at the Annual Meeting.

On behalf of the Board of Directors and management, we cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please record your vote on the accompanying proxy card and return it promptly in the postage-paid envelope provided. Alternatively, if you are a registered shareholder, you may transmit voting instructions for your common shares via the Internet or telephonically in accordance with the specific instructions on your proxy card.

Sincerely,

James Hagedorn
President, Chief Executive Officer
and Chairman of the Board

The Scotts Miracle-Gro Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, January 25, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of The Scotts Miracle-Gro Company (the “Company”) will be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 25, 2007, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect four directors, each to serve for a term of three years to expire at the 2010 Annual Meeting of Shareholders.

2.	To consider and act upon the shareholder proposal described in the Proxy Statement, if such proposal is properly presented at the Annual Meeting.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment.

The close of business on November 28, 2006, has been fixed by the Board of Directors of the Company as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, you may ensure your representation by completing, signing, dating and promptly returning the accompanying proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, if you are a registered shareholder, you may ensure that your common shares are voted at the Annual Meeting by submitting your voting instructions electronically via the Internet or telephonically by following the specific instructions on your proxy card. Voting your common shares by the accompanying proxy card, or electronically through the Internet or by telephone, does not affect your right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

David M. Aronowitz
Executive Vice President, General Counsel
and Corporate Secretary

14111 Scottslawn Road
Marysville, Ohio 43041
December 20, 2006

The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041

PROXY STATEMENT

for

Annual Meeting of Shareholders
Thursday, January 25, 2007

This Proxy Statement, along with the accompanying proxy card, are being furnished in connection with the solicitation of proxies, on behalf of the Board of Directors of The Scotts Miracle-Gro Company, for use at the Annual Meeting of Shareholders of The Scotts Miracle-Gro Company (the “Annual Meeting”) to be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 25, 2007, at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being sent or given to shareholders of The Scotts Miracle-Gro Company on or about December 20, 2006.

On March 18, 2005, we consummated the restructuring of our corporate structure into a holding company structure by merging The Scotts Company (“Scotts”), which had been the public company, into a newly-created, wholly-owned, second-tier Ohio limited liability company, The Scotts Company LLC (“Scotts LLC”), pursuant to the Agreement and Plan of Merger, dated as of December 13, 2004, among Scotts, Scotts LLC and The Scotts Miracle-Gro Company (the “Restructuring”). As a result of this Restructuring, each common share of Scotts issued and outstanding immediately prior to the consummation of the restructuring merger was automatically converted into one fully-paid and nonassessable common share of The Scotts Miracle-Gro Company. The Scotts Miracle-Gro Company became the public company successor to Scotts and Scotts LLC became a direct, wholly-owned subsidiary of The Scotts Miracle-Gro Company. The Restructuring did not affect the new parent holding company’s management, corporate governance or capital stock structure. In addition, the consolidated assets and liabilities of The Scotts Miracle-Gro Company and its subsidiaries (including Scotts LLC) immediately after the restructuring merger were the same as the consolidated assets and liabilities of Scotts and its subsidiaries immediately before the restructuring merger. The Scotts Miracle-Gro Company and its corporate predecessors, as appropriate, are referred to in this Proxy Statement as the “Company.”

Only holders of record of the Company’s common shares at the close of business on November 28, 2006 will be entitled to receive notice of and to vote at the Annual Meeting. As of November 28, 2006, there were 67,413,056 common shares outstanding. Holders of common shares at the record date are entitled to one vote per common share for the election of directors and upon all matters on which shareholders are entitled to vote. There are no cumulative voting rights in the election of directors. Under the Company’s Code of Regulations, a quorum is the presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding common shares entitled to vote. Common shares that have the authority to vote withheld, abstentions and broker non-votes will be counted as present for quorum purposes.

A proxy card for use at the Annual Meeting accompanies this Proxy Statement. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning the accompanying proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, shareholders holding common shares registered directly with the Company’s transfer agent, National City Bank, may transmit their voting instructions electronically via the Internet or by using the toll-free telephone number stated on the proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Time, on January 24, 2007. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ voting instructions have been properly recorded. If you provide voting instructions through the Internet or telephonically, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

If you hold your common shares in “street name” with a broker/dealer, financial institution or other nominee or holder of record, you may be eligible to appoint your proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access. If you hold your common shares in “street name,” you are urged to carefully review the information provided to you by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the “street name” common shares and how to revoke previously-given instructions. If you hold your common shares in “street name” and do not provide voting instructions to your broker/dealer within the required time frame before the Annual Meeting, your broker/dealer will have the discretion to vote your common shares on routine matters such as the uncontested election of directors. Your broker/dealer cannot, however, vote your common shares in respect of the shareholder proposal described in this Proxy Statement (if that proposal is properly presented for consideration at the Annual Meeting) without specific instructions from you. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters are referred to as broker non-votes. Broker non-votes will not count in determining the number of common shares necessary for the approval of the shareholder proposal (if that proposal is properly presented at the Annual Meeting).

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving written notice of revocation to the Corporate Secretary of the Company, by accessing the Internet site or using the toll-free number stated on the proxy card and electing revocation as instructed or, if you are a registered shareholder, by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by choosing one of the following options: executing and returning to the Company a later-dated proxy card; voting in person at the Annual Meeting (but only if you are the registered shareholder); submitting a later-dated electronic vote through the Internet site; or voting by telephone using the toll-free telephone number stated on the proxy card at the later date. Attending the Annual Meeting will not, in and of itself, constitute revocation of a previously-appointed proxy.

Proxies will be solicited by mail and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail by directors, officers and regular employees of the Company, none of whom will receive additional compensation for such solicitation activities. The Company will reimburse its transfer agent, as well as broker/dealers, financial institutions and other custodians, nominees and fiduciaries, for their standard charges and expenses for forwarding proxy materials to the beneficial shareholders. The Company will bear the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access fees and telephone service fees described above.

If you participate in The Scotts Company LLC Retirement Savings Plan (the “RSP”) and common shares have been allocated to your account in the RSP, you will be entitled to instruct the trustee of the RSP how to vote the common shares. You may receive your proxy card separately. If you do not give the trustee of the RSP voting instructions, the trustee will not vote the common shares.

If you participate in The Scotts Miracle-Gro Company Discounted Stock Purchase Plan (the “Discounted Stock Purchase Plan”), you will be entitled to vote the number of common shares credited to your custodial account (including any fractional common shares) on any matter submitted to the Company’s shareholders for consideration at the Annual Meeting. If you do not vote or grant a valid proxy with respect to common shares credited to your custodial account, those common shares will be voted by the custodian under the Discounted Stock Purchase Plan in accordance with any stock exchange or other rules governing the custodian in the voting of common shares held for customer accounts.

The results of shareholder voting for the Annual Meeting will be tabulated by or under the direction of the inspectors of election appointed by the Company’s Board of Directors for the Annual Meeting. Common

shares represented by properly executed proxy cards returned to the Company prior to the Annual Meeting or represented by properly authenticated electronic voting instructions timely recorded through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain,” “Against,” “Withhold All” or “For All Except” or are not marked at all.

Those common shares represented by properly executed proxy cards, or properly authenticated voting instructions recorded electronically through the Internet or by telephone, that are timely received prior to the Annual Meeting and not revoked, will be voted as directed by the shareholder. The common shares represented by all valid proxies timely received prior to the Annual Meeting which do not specify how the common shares should be voted will be voted as recommended by the Company’s Board of Directors, except in the case of broker non-votes, where applicable, as follows: (i) FOR the election as directors of each of the four nominees of the Board of Directors listed below under the caption “PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS”; and (ii) AGAINST the shareholder proposal described in this Proxy Statement, if that proposal is properly presented for consideration at the Annual Meeting. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

BENEFICIAL OWNERSHIP OF SECURITIES OF THE COMPANY

The common shares are the Company’s only outstanding class of voting securities. The following table furnishes certain information regarding the beneficial ownership of the Company’s common shares as of November 28, 2006 (unless otherwise indicated below) by each of the current directors of the Company, by each of the nominees of the Board of Directors for election as a director of the Company, by each of the individuals named in the Summary Compensation Table and by all current directors and executive officers of the Company as a group, as well as by the only persons known to the Company to beneficially own more than 5% of the outstanding common shares.

	Amount and Nature of Beneficial Ownership(1)(2)
					Common Shares
					Which Can Be
					Acquired Upon
					Exercise of
					Options/SARs
					Currently Exercisable
					or Which Will First
	Common Shares		Common Share		Become Exercisable			Percent of
Name of Beneficial Owner	Presently Held		Equivalents(3)		Within 60 Days		Total	Class(3)(4)

David M. Aronowitz(5)	35,509	(6)	12,966		172,000		220,475	(7)
Mark R. Baker	7,000		1,220		14,000		22,220	(7)
Robert F. Bernstock(5)(8)	0		0		0		0	(7)
Gordon F. Brunner	3,350		3,934		47,500		54,784	(7)
Arnold W. Donald	2,000		1,394		79,000		82,394	(7)
David C. Evans(5)	8,600	(9)	0		24,000		32,600	(7)
Joseph P. Flannery	4,000		0		90,000		94,000	(7)
James Hagedorn(5)	20,983,937	(10)	10,876		1,140,000		22,134,813	32.27%
Thomas N. Kelly Jr.	0		0		6,000		6,000	(7)
Katherine Hagedorn Littlefield	20,843,851	(11)	0		71,000		20,914,851	30.99%
Karen G. Mills	10,000		2,836		132,000		144,836	(7)
Christopher L. Nagel(5)	51,900	(12)	3,188		92,000		147,088	(7)
Patrick J. Norton	40,200	(13)	0		232,000		272,200	(7)
Stephanie M. Shern	2,000		0		48,000		50,000	(7)
Denise S. Stump(5)	10,318	(14)	236		23,000		33,554	(7)
John M. Sullivan	1,000		0		115,000		116,000	(7)
John Walker, Ph.D.	2,200		0		24,000		26,200	(7)
All current directors and executive officers as a group (16 individuals)	21,162,014	(15)	36,650	(15)	2,309,500	(15)	23,508,164	33.66%
Hagedorn Partnership, L.P.	20,843,851	(16)	0		0		20,843,851	30.92%
800 Port Washington Blvd Port Washington, NY 11050
Morgan Stanley and affiliated institutional investment managers(17)	6,332,720	(18)	0		0		6,332,720	9.39%
1585 Broadway New York, NY 10036
EARNEST Partners, LLC(19)	5,209,303	(20)	0		0		5,209,303	7.73%
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309
Columbia Wanger Asset Management, L.P.(21)	4,087,500	(22)	0		0		4,087,500	6.06%
227 West Monroe Street, Suite 3000 Chicago, IL 60606

(1)	Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share. The mailing address of each of the current executive officers and directors of the Company is 14111 Scottslawn Road, Marysville, Ohio 43041.

(2)	All common share amounts have been adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005.

(3)	“Common Share Equivalents” figures include common shares attributable to the named executive officer’s account relating to common share units under The Scotts Company LLC Executive Retirement Plan (the “Executive Retirement Plan”), and to the named director’s account holding stock units received, in lieu of the director’s annual cash retainer and any other fees paid for service as a director, under The Scotts Miracle-Gro Company 1996 Stock Option Plan (the “1996 Plan”), The Scotts Miracle-Gro Company 2003 Stock Option and Incentive Equity Plan (the “2003 Plan”) and The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan (the “2006 Plan”), although under the terms of each of the Executive Retirement Plan, the 1996 Plan, the 2003 Plan and the 2006 Plan, the named individual has no voting or dispositive power with respect to the portion of his or her account attributed to common shares of the Company. For this reason, these “common share equivalents” are not included in the computation of the “Percent of Class” figures in the table.

(4)	The “Percent of Class” computation is based upon the sum of (i) 67,413,056 common shares outstanding on November 28, 2006 and (ii) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options and stock appreciation rights (“SARs”) which are currently exercisable or which will first become exercisable within 60 days after November 28, 2006.

(5)	Individual named in the Summary Compensation Table.

(6)	Represents 700 common shares held directly, 1,400 common shares that are the subject of a restricted stock grant made to Mr. Aronowitz on December 1, 2004 as to which the restriction period will lapse on December 1, 2007, 24,200 common shares that are the subject of restricted stock grants made to him on October 12, 2005 as to which the restriction period will lapse for 4,200 common shares on October 12, 2008 and for 20,000 common shares on October 12, 2009, 5,600 common shares that are the subject of a restricted stock grant made to him on October 11, 2006 as to which the restriction period will lapse on October 11, 2009, four common shares held in an open-market Associate Stock Purchase Plan and 3,605 common share units that are allocated to his account and held by the trustee under the RSP.

(7)	Represents ownership of less than 1% of the outstanding common shares of the Company.

(8)	Mr. Bernstock began his employment with the Company on June 2, 2003 and left the organization effective September 12, 2006. Please see the discussion below in “EXECUTIVE COMPENSATION — Employment Agreements and Termination of Employment and Change-in-Control Arrangements.”

(9)	Represents 3,000 common shares that are the subject of a restricted stock grant made to Mr. Evans on October 12, 2005 as to which the restriction period will lapse on October 12, 2008 and 5,600 common shares that are the subject of a restricted stock grant made to him on October 11, 2006 as to which the restriction period will lapse on October 11, 2009.

(10)	Mr. Hagedorn is a general partner of Hagedorn Partnership, L.P., a Delaware limited partnership (the “Hagedorn Partnership”), and has shared voting and dispositive power with respect to the common shares held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. See note (16) below. Includes, in addition to those common shares described in note (16) below, 30,000 common shares held directly, 26,600 common shares that are the subject of a restricted stock grant made to Mr. Hagedorn on December 1, 2004 as to which the restriction period will lapse on December 1, 2007, 28,600 common shares that are the subject of a restricted stock grant made to him on October 12, 2005 as to which the restriction period will lapse on October 12, 2008, 33,100 common shares that are the subject of a restricted stock grant made to him on October 11, 2006 as to which the restriction period will lapse on October 11, 2009, 20,978 common share units that are allocated to his account and held by the trustee under the RSP and 808 common shares held in a custodial account under the Discounted Stock Purchase Plan.

Mr. Hagedorn also owns 4.975 shares, or 0.05% of the outstanding shares, of Scotts Italia S.r.l., an indirect subsidiary of the Company. Mr. Hagedorn is a nominee shareholder to satisfy the two shareholder requirement for an Italian corporation. The remaining 94.525 shares of Scotts Italia S.r.l. are held by OM Scott International Investments, Ltd., an indirect subsidiary of the Company.

(11)	Ms. Littlefield is a general partner and the Chair of the Hagedorn Partnership and has shared voting and dispositive power with respect to the common shares held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. See note (16) below.

(12)	Represents 1,400 common shares that are the subject of a restricted stock grant made to Mr. Nagel on December 1, 2004 as to which the restriction period will lapse on December 1, 2007, 5,200 common shares that are the subject of a restricted stock grant made to him on October 12, 2005 as to which the restriction period will lapse on October 12, 2008, 38,000 common shares that are the subject of a restricted stock grant made to him on October 1, 2006 as to which the restriction period will lapse for 19,000 common shares on October 1, 2007 and for 19,000 common shares on October 1, 2009 and 7,300 common shares that are the subject of a restricted stock grant made to him on October 11, 2006 as to which the restriction period will lapse on October 11, 2009.

(13)	Represents 40,000 common shares held by Mr. Norton directly and 200 common shares owned by Mr. Norton’s spouse.

(14)	Represents 1,000 common shares that are the subject of a restricted stock grant made to Ms. Stump on December 1, 2004 as to which the restriction period will lapse on December 1, 2007, 4,200 common shares that are the subject of a restricted stock grant made to her on October 12, 2005 as to which the restriction period will lapse on October 12, 2008, 4,900 common shares that are the subject of a restricted stock grant made to her on October 11, 2006 as to which the restriction period will lapse on October 11, 2009 and 218 common shares held in a custodial account under the Discounted Stock Purchase Plan.

(15)	See notes (6) and (9) through (14) above and note (16) below.

(16)	The Hagedorn Partnership owns 20,622,027 common shares of record. The Hagedorn Partnership has the right to vote, and a right of first refusal with respect to, 221,824 common shares of the Company held by John Kenlon and his children pursuant to the Miracle-Gro Merger Agreement described below. Mr. James Hagedorn, Ms. Katherine Hagedorn Littlefield, Mr. Paul Hagedorn, Mr. Peter Hagedorn, Mr. Robert Hagedorn and Ms. Susan Hagedorn are siblings, general partners of the Hagedorn Partnership and former shareholders of Stern’s Miracle-Gro Products, Inc. (“Miracle-Gro Products”). The general partners share voting and dispositive power with respect to the securities held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. Mr. James Hagedorn and Ms. Katherine Hagedorn Littlefield are directors of the Company. Community Funds, Inc., a New York not-for-profit corporation (“Community Funds”), is a limited partner of the Hagedorn Partnership.

The Amended and Restated Agreement and Plan of Merger, dated as of May 19, 1995 (the “Miracle-Gro Merger Agreement”), among The Scotts Company, ZYX Corporation, Miracle-Gro Products, Stern’s Nurseries, Inc., Miracle-Gro Lawn Products Inc., Miracle-Gro Products Limited, the Hagedorn Partnership, the general partners of the Hagedorn Partnership, Horace Hagedorn, Community Funds and John Kenlon, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of October 1, 1999 (the “First Amendment”), limits the ability of the Hagedorn Partnership, Community Funds, Horace Hagedorn and John Kenlon (the “Miracle-Gro Shareholders”) to acquire additional voting securities of the Company. See “— The Miracle-Gro Merger Agreement and the First Amendment” below.

(17)	All information presented in this table regarding Morgan Stanley and its affiliated institutional investment managers was derived from the Form 13F Holdings Report for the quarter ended September 30, 2006 (the “Morgan Stanley Form 13F”) filed by Morgan Stanley with the Securities and Exchange Commission (the “SEC”) on November 15, 2006.

(18)	In the Morgan Stanley Form 13F, Morgan Stanley reported the following: (a) Morgan Stanley & Co. Incorporated had shared investment discretion and sole voting authority with respect to 32,954 common shares; (b) Morgan Stanley Capital Services Inc. had shared investment discretion and sole voting authority with respect to 11,013 common shares; (c) Morgan Stanley DW Inc. had shared investment discretion and sole voting authority with respect to 818 common shares; (d) Morgan Stanley Investment Advisors Inc. had shared investment discretion and sole voting authority with respect to 657 common shares; (e) Morgan Stanley Investment Management Inc. had shared investment discretion and sole voting authority with respect to 3,684,982 common shares and shared investment discretion and no voting authority with respect to 470,735 common shares; and (f) Morgan Stanley Investment Management Limited had shared investment discretion and sole voting authority with respect to 1,829,481 common shares and shared investment discretion and no voting authority with respect to 302,080 common shares.

(19)	All information presented in this table regarding EARNEST Partners, LLC (“EARNEST”) was derived from the Form 13F Holdings Report Amendment for the quarter ended September 30, 2006 (the “EARNEST Form 13F”), filed by EARNEST with the SEC on November 13, 2006.

(20)	In the EARNEST Form 13F, EARNEST reported sole investment discretion with respect to 5,209,303 common shares, sole voting authority with respect to 1,874,071 common shares, shared voting authority with respect to 1,669,732 common shares and no voting authority with respect to 1,665,500 common shares.

(21)	All information presented in this table regarding Columbia Wanger Asset Management, L.P. (“Columbia”) was derived from the Form 13F Holdings Report for the quarter ended September 30, 2006 (the “Columbia Form 13F”) filed by Columbia with the SEC on November 6, 2006.

(22)	In the Columbia Form 13F, Columbia reported sole investment discretion with respect to 4,087,500 common shares, sole voting authority with respect to 3,867,500 common shares and no voting authority with respect to 220,000 common shares.

The Miracle-Gro Merger Agreement and the First Amendment

Under the terms of the First Amendment, the Miracle-Gro Shareholders may not collectively acquire, directly or indirectly, beneficial ownership of Voting Stock (defined in the Miracle-Gro Merger Agreement, as amended by the First Amendment, to mean the common shares and any other securities issued by the Company which are entitled to vote generally for the election of directors of the Company) representing more than 49% of the total voting power of the outstanding Voting Stock, except pursuant to a tender offer for 100% of that total voting power, which tender offer is made at a price per share which is not less than the market price per share on the last trading day before the announcement of the tender offer and is conditioned upon the receipt of at least 50% of the Voting Stock beneficially owned by shareholders of the Company other than the Miracle-Gro Shareholders and their affiliates and associates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons beneficially holding more than 10 percent of the Company’s outstanding common shares, to file statements reporting their initial beneficial ownership of common shares, and any subsequent changes in beneficial ownership, with the SEC by specified due dates that have been established by the SEC. Based solely upon the Company’s review of (a) Section 16(a) statements filed on behalf of these persons for their transactions during the Company’s fiscal year ended September 30, 2006 (the “2006 fiscal year”) and (b) representations received from one or more of these persons that no other Section 16(a) statement was required to be filed by them for the Company’s 2006 fiscal year, the Company believes that all Section 16 filing requirements applicable to its directors and executive officers and persons beneficially holding more than 10 percent of the Company’s outstanding common shares were complied with during the Company’s 2006 fiscal year.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

There are currently 12 individuals serving as members of the Board of Directors of the Company, divided into three classes with regular three-year staggered terms. The Class III directors hold office for terms expiring at the Annual Meeting, the Class I directors hold office for terms expiring in 2008 and the Class II directors hold office for terms expiring in 2009. John Walker, Ph.D., who has served as a Class I director since 1998, will continue to serve as a director of the Company until the Company’s next regularly scheduled Board of

Directors’ meeting. John M. Sullivan, who retired briefly earlier this year and agreed to return to the Board to fill a vacancy, and who has served as a Class II director since 1994, will also continue to serve as a director of the Company until the Company’s next regularly scheduled Board of Directors’ meeting. The Company anticipates that, by the time of the next regularly scheduled Board of Directors’ meeting, two individuals will be identified for consideration and recommendation by the Company’s Governance and Nominating Committee, and appointed by the Company’s Board of Directors, to fill the vacancies created by Messrs. Sullivan and Walker’s retirement in accordance with the Company’s Code of Regulations and other governing documents.

At the Annual Meeting, four Class III directors will be elected. The four individuals currently serving as Class III directors — Mark R. Baker, Joseph P. Flannery, Katherine Hagedorn Littlefield and Patrick J. Norton — have been designated by the Board of Directors as nominees for re-election as directors of the Company at the Annual Meeting. Each individual was recommended by the Governance and Nominating Committee.

The individuals elected as Class III directors at the Annual Meeting will hold office for three-year terms to expire at the Annual Meeting of Shareholders of the Company to be held in 2010 and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. The Board of Directors has no reason to believe that any of the nominees of the Board will be unable or unwilling to serve as a director of the Company if elected. If any nominee who would otherwise receive the required number of votes becomes unable or unwilling to serve as a candidate for election as a director, the individuals designated as proxy holders reserve full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors following recommendation by the Governance and Nominating Committee.

The Board of Directors has reviewed, considered and discussed each director’s relationships, either directly or indirectly, with the Company and its subsidiaries, including those listed under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,” and the compensation and other payments each director has, directly or indirectly, received from or made to the Company and its subsidiaries in order to determine whether such director qualifies as “independent” for purposes of the applicable sections of the Listed Company Manual (the “NYSE Rules”) of the New York Stock Exchange (“NYSE”) and the applicable rules and regulations of the SEC (the “SEC Rules”), and has determined that the Board has at least a majority of independent directors. The Board of Directors has determined that each of the following directors (and his or her immediate family members) have no financial ties, either directly or indirectly, with the Company or its subsidiaries (other than director compensation and ownership of common shares and common share equivalents as described in this Proxy Statement) and no relationships (either directly or as a partner, member, shareholder or officer of an organization that has a relationship) with the Company and its subsidiaries (including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships) other than as a director of the Company, and thus qualifies as independent: Mark R. Baker, Gordon F. Brunner, Arnold W. Donald, Joseph P. Flannery, Thomas N. Kelly Jr., Karen G. Mills, Stephanie M. Shern, John M. Sullivan and John Walker, Ph.D. Mr. Donald is also a director of Scotts Miracle-Gro Foundation, an Ohio nonprofit corporation formed for charitable and educational purposes within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The current primary activity of Scotts Miracle-Gro Foundation is to fund the “Miracle-Gro Cap Kids at COSI,” a program designed to provide academic and other support services to a select group of economically and socially disadvantaged students in the Columbus (Ohio) Public School District. Mr. Hagedorn, Ms. Littlefield and Mr. Norton do not qualify as independent. Mr. Hagedorn is the President and Chief Executive Officer of the Company and Ms. Littlefield is his sister. Mr. Norton was an associate of the Company until January 31, 2006.

The following information, as of November 28, 2006, with respect to the age, principal occupation or employment, other affiliations and business experience during the last five years of each director or nominee for re-election as a director, has been furnished to the Company by each director or nominee. Except where indicated, each director or nominee has had the same principal occupation for the last five years.

Nominees Standing for Re-Election to the Board of Directors

Class III — Terms to Expire at the 2010 Annual Meeting

Mark R. Baker, age 49, Director of the Company since 2004

     Mr. Baker has served as Chief Executive Officer of Gander Mountain Company (“Gander Mountain”), an outdoor retailer specializing in hunting, fishing and camping gear, since September 2002. He was appointed as the President of Gander Mountain in June 2003 and was elected as a director of Gander Mountain in April 2004. Prior to his service with Gander Mountain, he was the Executive Vice President, Merchandising of The Home Depot, Inc., a leading home improvement retailer, from October 2000.

     Committee Memberships: Compensation and Organization; Governance and Nominating (Chair)

Joseph P. Flannery, age 74, Director of the Company since 1987

     Mr. Flannery has been President, Chief Executive Officer and Chairman of the Board of Directors of Uniroyal Holding, Inc., an investment management company, since 1986. Mr. Flannery is also a director of one other public company, ArvinMeritor, Inc.

     Committee Membership: Compensation and Organization; Governance and Nominating

Katherine Hagedorn Littlefield, age 51, Director of the Company since 2000

     Ms. Littlefield has been a director of the Company since July 2000. Ms. Littlefield is the Chair of the Hagedorn Partnership. She also serves on the boards for Hagedorn Family Foundation, Inc., a charitable organization, Adelphi University and The Pennington School. She is the sister of James Hagedorn, the President, Chief Executive Officer and Chairman of the Board of the Company.

     Committee Memberships: Finance; Innovation & Technology

Patrick J. Norton, age 56, Director of the Company since 1998

     Mr. Norton retired on January 1, 2003, after having served as Executive Vice President and Chief Financial Officer of Scotts since May 2000 and as interim Chief Financial Officer of Scotts from February 2000 to May 2000. From January 1, 2003 until January 31, 2006, Mr. Norton acted as an adviser for the Company, primarily for the Scotts LawnService® business. Mr. Norton is a director of one other public company, Greif, Inc. Mr. Norton serves as an independent director for the privately-held company Svoboda Collins LLC. He is also a director of Scotts Miracle-Gro Foundation.

Committee Membership: Finance

Directors Continuing in Office
Class I — Terms to Expire at the 2008 Annual Meeting

Stephanie M. Shern, age 58, Director of the Company since 2003

     Mrs. Shern is the founder of Shern Associates LLC, a retail consulting and business advisory firm formed in February 2002. From May 2001 to February 2002, Mrs. Shern served as the Senior Vice President and Global Managing Director of Retail and Consumer Products at Kurt Salmon Associates, a management consulting firm specializing in retailing and consumer products. From 1995 to April 2001, Mrs. Shern was the Vice Chairman and Global Director of Retail and Consumer Products for Ernst & Young LLP. Mrs. Shern is a CPA and a member of the American Institute of CPAs and the New York State Society of CPAs. Mrs. Shern is currently a director of three other public companies: Embarq Corporation; Royal Ahold; and GameStop Corp.

     Committee Membership: Audit (Chair)

James Hagedorn, age 51, Chairman of the Board of the Company since January 2003, Chief Executive Officer of the Company since May 2001, President of the Company since November 2006 and Director of the Company since 1995

     Mr. Hagedorn has been serving as the Chairman of the Board of the Company since January 2003; as Chief Executive Officer of the Company since May 2001 and as President of the Company since November 2006 and from May 2001 until December 2005. The Scotts Miracle-Gro Company became the public company successor to The Scotts Company which was merged into The Scotts Company LLC in March 2005. He also serves as a director for Farms For City Kids Foundation, Inc., Nurse Family Partnership, The CDC Foundation, Embry Riddle/Aeronautical University, Northshore University Hospital (New York), Scotts Miracle-Gro Foundation and the Intrepid Sea-Air-Space Museum, all charitable organizations. Mr. Hagedorn is the brother of Katherine Hagedorn Littlefield, a director of the Company.

     Committee Membership: None at this time

Karen G. Mills, age 53, Director of the Company since 1994; Lead Independent Director since 2006

     Since June 1999, Ms. Mills has been a Managing Director and Founder of Solera Capital, a venture capital fund based in New York. Since January 1993, she has also been President of MMP Group, Inc., which invests in and advises growth companies in the consumer, media and industrial sectors. Ms. Mills is currently a director of Arrow Electronics, Inc. She also serves as the Chair of the Maine Counsel on Jobs Innovation and the Economy, is the Chair of the Overseers Visiting Committee to the Harvard Business School and serves on the Governors Counsel for the redevelopment of the Brunswick Naval Air Station.

     Committee Memberships: Audit; Finance (Chair)

Class II — Terms to Expire at the 2009 Annual Meeting

Arnold W. Donald, age 51, Director of the Company since 2000

     Since January 1, 2006, Mr. Donald has been the President and Chief Executive Officer for the Juvenile Diabetes Research Foundation International. From March 2000 until May 2005, Mr. Donald served as Chairman of Merisant Company, a seller of health, nutritional and lifestyle products, including leading global tabletop sweetener brands Equal® and Canderel®. He serves as a director of four other public companies: Crown Holdings, Inc.; Oil-Dri Corporation of America; The Laclede Group, Inc.; and Carnival Corporation. Mr. Donald serves as a director for numerous educational and charitable organizations including the St. Louis Science Center, Missouri Botanical Garden, Opera Theatre of St. Louis, Scotts Miracle-Gro Foundation, St. Louis Art Museum, BJC Health System, Washington University, Dillard University and Carleton College. In 1998, he was appointed by President Clinton to serve on the President’s Export Council for international trade and appointed again by President Bush in November 2002. He is also a member of the Executive Leadership Council, the Kennedy School of Government Dean’s Council and the National Science Teachers Association Advisory Board.

     Committee Memberships: Compensation and Organization (Chair)

Gordon F. Brunner, age 68, Director of the Company since 2003

     Mr. Brunner served as the Chief Technology Officer as well as a member of the board of directors of The Procter & Gamble Company, a manufacturer of family, personal and household care products, until his retirement on November 1, 2000 after 40 years of service. Mr. Brunner is a partner in the Cincinnati Living Longer ProActive Health Center and serves as a director of one other public company, Third Wave Technologies, Inc., as well as privately-held Iams Imaging and Beverage Holdings, LLC. He also serves on the boards for Christ Hospital (Cincinnati, Ohio), the Wisconsin Alumni Research Foundation, Xavier University and the Elizabeth Gamble Deaconess Home Association.

Committee Memberships: Governance and Nominating; Innovation & Technology (Chair)

Thomas N. Kelly Jr., age 59, Director of the Company since 2006

     On August 11, 2006, the Board of Directors of the Company, upon the recommendation of the Governance and Nominating Committee, appointed Mr. Kelly to fill the vacancy in Class II. Mr. Kelly had been recommended to the Governance and Nominating Committee by Stephanie M. Shern, a director of the Company, who knew Mr. Kelly from her service on the board of directors of Nextel Communications which became Sprint Nextel Corporation. Mr. Kelly served as Executive Vice President, Transition Integration of Sprint Nextel Corporation from December 2005 until April 2006. He was the Chief Strategy Officer of Sprint Nextel Corporation from August 2005 until December 2005. He served as the Executive Vice President and Chief Operating Officer at Nextel Communications from February 2003 until August 2005. He served as Executive Vice President and Chief Marketing Officer at Nextel Communications from 1996 until February 2003. Mr. Kelly is a director for Gracenote, a privately-held company located in Emeryville, CA, and the Greater Washington Sports Alliance in Washington, D.C. He also volunteers for several school and youth athletic organizations in Northern Virginia.

Committee Memberships: Audit; Compensation and Organization

Recommendation and Vote

Under Ohio law and the Company’s Code of Regulations, the four nominees for election in Class III receiving the greatest number of votes FOR election will be elected as directors of the Company. Common shares represented by properly executed and returned proxy cards or properly authenticated voting instructions recorded through the Internet or by telephone will be voted FOR the election of the Board of Directors’ nominees unless authority to vote for one or more of the nominees is withheld. Common shares as to which the authority to vote is withheld will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. The individuals designated as proxy holders cannot vote for more than four nominees for election as Class III directors at the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ALL OF THE ABOVE-NAMED CLASS III DIRECTOR NOMINEES.

Meetings of the Board and Attendance at Annual Meetings of Shareholders

The Board of Directors held 10 regularly scheduled or special meetings during the Company’s 2006 fiscal year. Each incumbent member of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the Board committees on which he or she served, in each case during the period such director served in the 2006 fiscal year.

Although the Company does not have a formal policy requiring members of the Board of Directors to attend annual meetings of the shareholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. Ten of the eleven then incumbent directors and director nominees attended the Company’s last annual meeting of shareholders held on January 26, 2006.

In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, the non-management directors of the Company met in executive session (without management participation) at every regularly scheduled meeting of the Board of Directors during the Company’s 2006 fiscal year. The independent directors meet in executive session as appropriate matters for their consideration arise but, in any event, at least once a year. At its January 26, 2006 meeting, upon recommendation of the Governance and Nominating Committee and with the support of management, the Board of Directors elected Karen G. Mills to serve as Lead Independent Director. Ms. Mills serves in this capacity at the pleasure of the Board of Directors and will continue to so serve until her successor is elected and qualified. Ms. Mills presides at the executive sessions of the non-management directors and of the independent directors.

Communications with the Board

The Board of Directors believes it is important for shareholders and other interested parties to have a process by which to send communications to the Board and its individual members. Accordingly, shareholders and other interested parties who wish to communicate with the Board of Directors, the Lead Independent Director, the non-management directors as a group or a particular director may do so by addressing such correspondence to the name(s) of the specific director(s), to the “Non-Management Directors” as a group or to the “Board of Directors” as a whole, and sending it in care of the Company, to the Company’s executive offices at 14111 Scottslawn Road, Marysville, Ohio 43041. The mailing envelope must contain a clear notation indicating that the enclosed letter is an “Interested Party/Shareholder—Board Communication,” an “Interested Party/Shareholder—Lead Independent Director Communication,” an “Interested Party/Shareholder—Non-Management Director Communication,” or an “Interested Party/Shareholder—Director Communication,” as appropriate. All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly indicate whether the correspondence is directed to all members of the Board of Directors, to the non-management directors as a group or to certain specified individual directors. Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening. Copies of all letters will be circulated to the appropriate director or directors. There is no screening process in respect of communications from shareholders and other interested parties.

Committees of the Board

The Board of Directors has five significant standing committees: the Audit Committee; the Compensation and Organization Committee; the Finance Committee; the Governance and Nominating Committee; and the Innovation & Technology Committee.

Audit Committee

The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter is posted under the “governance” link on the Company’s Internet website at http://investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company. At least annually, the Audit Committee evaluates its performance, reviewing and assessing the adequacy of its charter and recommending any proposed changes to the full Board of Directors, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Audit Committee is responsible for (1) overseeing the accounting and financial reporting processes of the Company, (2) overseeing the audits of the financial statements of the Company, (3) appointing, compensating and overseeing the work of the independent registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work, (4) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or other compliance matters, (5) assisting the Board of Directors in its oversight of: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with applicable laws, rules and regulations, including applicable NYSE Rules; (c) the independent registered public accounting firm’s qualifications and independence; and (d) the performance of the Company’s internal audit function; and (6) undertaking the other matters required by applicable SEC Rules and NYSE Rules. Pursuant to its charter, the Audit Committee has the authority to engage and compensate such independent counsel and other advisors as the Audit Committee deems necessary to carry out its duties.

Each member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3. The Board of Directors believes each member of the Audit Committee is qualified to discharge his or her duties on behalf of the Company and its subsidiaries and satisfies the financial literacy requirement of the NYSE Rules. The Board of Directors has determined that Stephanie M. Shern qualifies as an “audit committee financial expert” as that term is defined in the applicable SEC Rules by virtue of her experience described on page 10. None of the members of the Audit Committee serves on the audit committee of more than two other public companies.

The Audit Committee met 15 times during the 2006 fiscal year. The Audit Committee’s report relating to the Company’s 2006 fiscal year appears on pages 39 and 40.

Compensation and Organization Committee

The Compensation and Organization Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Compensation and Organization Committee charter is posted under the “governance” link on the Company’s Internet website located at http://investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company. At least annually, in consultation with the Governance and Nominating Committee, the Compensation and Organization Committee reviews and reassesses the adequacy of its charter and performs a Committee performance evaluation.

The Compensation and Organization Committee reviews, considers and acts upon matters concerning salary and other compensation and benefits of all executive officers and certain other employees of the Company. In addition, the Compensation and Organization Committee acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan maintained by the Company. The Compensation and Organization Committee also advises the Board of Directors regarding executive officer organizational issues and succession plans and serves as the committee administering the 1996 Plan, the 2003 Plan, the 2006 Plan, The Scotts Company LLC Executive/Management

Incentive Plan (the “Executive Incentive Plan”) and the Discounted Stock Purchase Plan. The Compensation and Organization Committee met 7 times during the 2006 fiscal year. Pursuant to its charter, the Compensation and Organization Committee has the authority to retain special counsel, compensation consultants and other experts or consultants as it deems appropriate to carry out its functions and to approve the fees and other retention terms for any such counsel, consultants or experts.

Each member of the Compensation and Organization Committee qualifies as an independent director under the applicable NYSE Rules, an outside director for purposes of Section 162(m) of the Internal Revenue Code, and a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The Compensation and Organization Committee’s report on executive compensation appears on pages 33 through 37.

Finance Committee

The Finance Committee provides oversight of the financial strategies and policies of the Company and its subsidiaries. It reviews investments, stock repurchase programs and dividend payments; provides oversight of cash management and bank agreements; and plays a large role in overseeing the Company’s acquisitions and acquisition financing. The Finance Committee met 7 times during the 2006 fiscal year.

Governance and Nominating Committee

The Governance and Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Governance and Nominating Committee charter is posted under the “governance” link on the Company’s Internet website located at http://investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company. At least annually, the Governance and Nominating Committee reviews and reassesses the adequacy of its charter and performs a Committee performance evaluation.

The Governance and Nominating Committee recommends policies on the composition of the Board of Directors and nominees for membership on the Board of Directors and Board committees. The Governance and Nominating Committee also makes recommendations to the full Board of Directors and the Chairman of the Board regarding committee selection, including committee chairs and rotation practices, the overall effectiveness of the Board of Directors and of management (in the areas of Board of Directors relations and corporate governance), director compensation and developments in corporate governance practices. The Governance and Nominating Committee is responsible for developing a policy with regard to the consideration of candidates for election or appointment to the Board of Directors recommended by shareholders of the Company and procedures to be followed by shareholders in submitting such recommendations, consistent with any shareholder nomination requirements which may be set forth in the Company’s Code of Regulations and applicable laws, rules and regulations. In considering potential nominees, the Governance and Nominating Committee conducts its own search for available, qualified nominees and will consider candidates from any reasonable source, including shareholder recommendations. The Governance and Nominating Committee is also responsible for developing and recommending to the Board of Directors corporate governance guidelines applicable to the Company and overseeing the evaluation of the Board of Directors and management.

Each member of the Governance and Nominating Committee qualifies as an independent director under the applicable NYSE Rules. The Governance and Nominating Committee met 4 times during the 2006 fiscal year.

Innovation & Technology Committee

The Innovation & Technology Committee was formed in May 2004 to assist the Board of Directors in providing counsel to the Company’s senior management on strategic management of global science, technology and innovations issues and to act as the Board of Director’s liaison to the Company’s Innovation and Technology Advisory Board. The Innovation & Technology Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors and met 3 times during the 2006 fiscal year. A copy of the Innovation & Technology Committee charter is posted under the “governance” link on the Company’s Internet website located at http://investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company.

Nomination of Directors

As described above, the Company has a standing Governance and Nominating Committee that has responsibility for, among other things, providing oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying candidates qualified to become directors and recommending director nominees to the Board of Directors.

When considering candidates for the Board of Directors, the Governance and Nominating Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Governance and Nominating Committee-recommended nominee. However, under the Company’s Corporate Governance Guidelines, in general, a director is not to stand for re-election once he or she has reached the age of 72. The Governance and Nominating Committee and the full Board of Directors will review individual circumstances and may from time to time choose to renominate a director who is 72 or older. The Governance and Nominating Committee may consider any factors it deems appropriate, including: judgment; skill; diversity; strength of character; experience with businesses and organizations of comparable size or scope; experience as an executive of, or advisor to, a publicly traded or private company; experience and skill relative to other Board of Directors members; specialized knowledge or experience; and desirability of the candidate’s membership on the Board of Directors and any committees of the Board of Directors.

The Governance and Nominating Committee considers candidates for the Board of Directors from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written charter, the Governance and Nominating Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. During the Company’s 2006 fiscal year through the date of this Proxy Statement, the Company paid $100,000 to the search firm Christian and Timbers, LLC for assistance with the evaluation and selection process for the Company’s director search. The Board of Directors, taking into account the recommendations of the Governance and Nominating Committee, selects nominees to stand for election as directors.

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by giving written notice of the recommendation to the Corporate Secretary of the Company. The recommendation should include the candidate’s name, age, business address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so elected, should accompany any such recommendation.

Corporate Governance Guidelines

In accordance with applicable NYSE Rules, the Board of Directors has adopted Corporate Governance Guidelines to promote the effective functioning of the Board of Directors and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board of Directors, with the assistance of the Governance and Nominating Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are posted under the “governance” link on the Company’s Internet website located at http://investor.scotts.com and are available in print to any shareholder who requests them from the Corporate Secretary of the Company.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Rules and SEC Rules, the Board of Directors has adopted The Scotts Miracle-Gro Company Code of Business Conduct and Ethics which is available under the “governance”

link on the Company’s Internet website located at http://investor.scotts.com and in print to any shareholder who requests it from the Corporate Secretary of the Company.

All of the employees of the Company and its subsidiaries, including its executive officers, and directors of the Company are required to comply with the Company’s Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 requires companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company’s procedures for these matters are set forth in the Code of Business Conduct and Ethics.

Compensation of Directors

Each director of the Company who is not an employee of the Company or its subsidiaries (a “non-employee director”) receives a $40,000 annual retainer for Board of Directors and Board committee meetings plus reimbursement of all reasonable travel and other expenses of attending such meetings. Members of the Audit Committee receive an additional $5,000 annually. However, Thomas N. Kelly Jr.’s annual cash retainer for the 2006 calendar year was paid on a pro-rated basis for the period of his service on the Board of Directors and Board committees during the 2006 calendar year following his appointment on August 11, 2006.

Prior to January 26, 2006, non-employee directors were able to elect, under the 1996 Plan and the 2003 Plan, to receive all or a portion, in 25% increments, of their annual cash retainer and other fees paid for service as a director in cash or in stock units. If stock units were elected, the non-employee director received a number of stock units determined by dividing the chosen dollar amount by the closing price of the Company’s common shares on NYSE on the first trading day following the date of the annual meeting of shareholders of the Company for which the deferred amount otherwise would have been paid. Final distributions are to be made in cash or common shares, as elected by the non-employee director, upon the date that the non-employee director ceases to be a member of the Board of Directors, upon the date the non-employee director has specified in his or her deferral form or upon a “change in control” (as defined in each of the 1996 Plan and the 2003 Plan), whichever is earliest. If stock units are to be settled in cash, the amount distributed will be calculated by multiplying the number of stock units to be settled in cash by the fair market value of the Company’s common shares. If stock units are to be settled in common shares, the number of common shares distributed will equal the whole number of stock units to be settled in common shares, with the fair market value of any fractional stock units distributed in cash. Distributions may be made either in a lump sum or in installments over a period of up to ten years, as elected by the non-employee director. However, upon a change in control, each outstanding stock unit held by a non-employee director will be settled for a lump sum cash payment equal to (1) the highest price per share offered in conjunction with the transaction resulting in the change in control or (2) in the event of a change in control not related to a transfer of common shares, the highest closing price of a common share of the Company as reported on NYSE on any of the 30 consecutive trading days ending on the last trading day before the change in control occurs (the “change in control price per common share”). Following the approval of the Company’s 2006 Plan at the 2006 Annual Meeting of Shareholders on January 26, 2006, non-employee directors may no longer elect to receive stock units under the 1996 Plan or the 2003 Plan.

The non-employee directors may elect, under the 2006 Plan, to receive all or a portion (in 25% increments) of their annual cash retainer and other fees paid for service as a director in cash or in stock units. If stock units are elected, the non-employee director receives a number of stock units determined by dividing the chosen dollar amount by the closing price of the Company’s common shares on NYSE on the first trading day following the date of the annual meeting of shareholders of the Company for which the deferred amount otherwise would have been paid. Final distributions are to be made in cash or common shares, as elected by the non-employee director, upon the date that the non-employee director ceases to be a member of the Board of Directors, upon the date the non-employee director has specified in his or her deferral form or upon a “change in control” (as defined in the 2006 Plan), whichever is earliest. If stock units are to be settled in cash, the amount distributed will be calculated by multiplying the number of stock units to be settled in cash by the fair market value of the Company’s common shares. If stock units are to be settled in common shares, the number of common shares distributed will equal the whole number of stock units to be settled in common shares, with the fair market value of any fractional stock units distributed in cash. Distributions may be made either in a lump sum or in installments over a period of up to ten years, as elected by the non-employee director. However, upon a change in control, each outstanding stock unit held by a non-employee director will be settled for a lump sum cash payment equal to the change in control price per common share.

The number of common shares subject to stock units held by each of the non-employee directors as of November 28, 2006 is shown in the beneficial ownership table under the caption “BENEFICIAL OWNERSHIP OF SECURITIES OF THE COMPANY” on page 4.

Prior to January 26, 2006, non-employee directors automatically received an annual grant, on the first business day following the date of each annual meeting of shareholders, of options to purchase 10,000 common shares at an exercise price equal to the fair market value of the common shares on the grant date. Non-employee directors who were members of one or more committees of the Board of Directors received options to purchase an additional 1,000 common shares for each committee on which they served. Additionally, non-employee directors who chaired a committee received options to purchase an additional 2,000 common shares for each committee they chaired. These options were granted under the 1996 Plan or the 2003 Plan. Since the approval of the 2006 Plan, no further automatic grants have been or will be made under the 1996 Plan or the 2003 Plan.

Grants of options to directors under the 2006 Plan are discretionary. On January 27, 2006, consistent with the automatic grants which had previously been made under the 1996 Plan and the 2003 Plan, the individuals then serving as non-employee directors received options to purchase 10,000 common shares. Non-employee directors who were members of one or more committees of the Board of Directors received options to purchase an additional 1,000 common shares for each committee on which they served. Additionally, non-employee directors who chaired a committee received options to purchase an additional 2,000 common shares for each committee they chaired. Each of the options granted on January 27, 2006 has an exercise price of $49.55, the closing price of the Company’s common shares on NYSE on the grant date. The following non-employee directors of the Company were granted options covering the number of common shares shown beside their respective names:

Number of Common Shares
Name	Subject to Options Granted on 1/27/06

Mark R. Baker	14,000
Gordon F. Brunner	14,000
Arnold W. Donald	13,000
Joseph P. Flannery	12,000
Katherine Hagedorn Littlefield	12,000
Karen G. Mills	14,000
Patrick J. Norton	11,000
Stephanie M. Shern	13,000
John Walker, Ph.D.	11,000

On May 3, 2006, the date he was re-appointed to the Board of Directors, John M. Sullivan received options to purchase 11,000 common shares at an exercise price of $44.04, the closing price of the Company’s common shares on NYSE on the grant date. This number of common shares was the same as he would have received had he not retired following the 2006 Annual Meeting of Shareholders. On October 11, 2006, Thomas N. Kelly Jr. received an option to purchase 6,000 common shares at an exercise price of $45.88, the closing price of the Company’s common shares on NYSE on the grant date. This number of common shares was based on the period he would serve on the Board of Directors and Board committees during the 2006 calendar year following his appointment.

Options granted to non-employee directors under the 1996 Plan became exercisable six months after the grant date and options granted to non-employee directors under the 2003 Plan became exercisable either six months or twelve months after the grant date. The options granted to non-employee directors under the 2006 Plan, as described above, will become exercisable on January 27, 2007. Once vested, the options remain exercisable until the earlier to occur of the tenth anniversary of the grant date or the first anniversary of the date the non-employee director ceases to be a member of the Company’s Board of Directors. However, if the non-employee director ceases to be a member of the Board of Directors after having been convicted of, or pled guilty or nolo contendere to, a felony, his or her options granted under the 1996 Plan, the 2003 Plan or the 2006 Plan will be cancelled on the date he or she ceases to be a director. If the non-employee director ceases to be a member of the Board of Directors after having retired after serving at least one full term, any outstanding options granted under the 1996 Plan, the 2003 Plan or the 2006 Plan will remain exercisable for a period of five years following retirement subject to the stated terms of the options.

Upon a change in control of the Company, each non-employee director’s outstanding options granted under the 2003 Plan or the 2006 Plan will be cancelled, unless (a) the Company’s common shares remain publicly traded, (b) the non-employee director remains a director of the Company after the change in control or (c) the non-employee director exercises, with the permission of the Compensation and Organization Committee, the non-employee director’s outstanding options within 15 days of the date of the change in control. In addition, each non-employee director’s outstanding options granted under the 1996 Plan will be cancelled unless the non-employee director exercises, with the permission of the Compensation and Organization Committee, the non-employee director’s outstanding options within 15 days of the date of the change in control. For each cancelled option, a non-employee director will receive cash in the amount of, or common shares having a value equal to, the difference between the change in control price per common share and the exercise price per share associated with the cancelled option.

On November 5, 2002, the Company entered into a letter agreement with Patrick J. Norton. As amended on October 25, 2005, this letter agreement provided that from January 1, 2003 through January 31, 2006, Mr. Norton would remain an employee of the Company with limited duties, primarily acting as an advisor for the Scotts LawnService® business. Mr. Norton received an annual fee of $11,000 for his work as an advisor and received options covering 4,500 common shares (adjusted to 9,000 common shares as a result of the 2-for-1 stock split on the Company’s common shares distributed on November 9, 2005) annually. Since December 31, 2005, Mr. Norton has continued to participate in the Company’s group medical and dental plans under the prevailing annual COBRA rates and will continue to do so until Mr. Norton’s 65th birthday on November 19, 2015.

Compensation and Organization Committee Interlocks and Insider Participation

The Compensation and Organization Committee is currently comprised of Mark R. Baker, Arnold W. Donald, Joseph P. Flannery and Thomas N. Kelly Jr. Each of Messrs. Baker, Donald and Flannery also served on the Compensation and Organization Committee throughout the 2006 fiscal year. Mr. Kelly was appointed to the Compensation and Organization Committee effective August 11, 2006. With respect to the 2006 fiscal year and from October 1, 2006 through the date of this Proxy Statement, there were no interlocking relationships between any executive officer of the Company and any entity whose executive officer served on the Compensation and Organization Committee or any other relationship required to be disclosed under the applicable SEC Rules.

EXECUTIVE COMPENSATION

Please see the disclosure in “Supplemental Item. Executive Officers of the Registrant” included in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, for information concerning the Company’s executive officers.

Summary of Cash and Other Compensation

The following table shows certain summary information for the fiscal years ended September 30, 2006, 2005 and 2004 concerning the compensation awarded to, earned by or paid by the Company and its subsidiaries to (i) the individual who served as the Company’s Chief Executive Officer (“CEO”) during the 2006 fiscal year, (ii) the Company’s four other most highly compensated executive officers who were serving as executive officers as of the last day of the 2006 fiscal year (i.e., September 30, 2006) and (iii) one former executive officer of the Company who would have been included except that he was no longer serving as an executive officer as of the last day of the 2006 fiscal year (collectively, the “named individuals”). All common share amounts and per share grant date market values have been adjusted as appropriate to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005.

Summary Compensation Table

							Long-Term Compensation Awards
		Annual Compensation					Restricted	Securities
Name and Principal Position	Fiscal				Other Annual		Stock	Underlying		All Other
During 2006 Fiscal Year	Year	Salary($)(1)	Bonus($)(1)		Compensation		Award(s)($)(2)	Options/SARs(#)		Compensation($)

James Hagedorn	2006	$600,000	$416,880		$624,835	(4)	$1,215,643	153,000	(5)	$81,735	(6)
President, Chief Executive Officer	2005	$600,000	$999,677		$187,031	(7)	$917,700	165,200	(5)	$102,770
and Chairman of the	2004	$600,000	$888,000		$80,821	(8)	$872,400	180,000	(9)	$44,851
Board(3)
Christopher L. Nagel	2006	$405,400	$172,133		$—	(11)	$221,026	28,200	(5)	$47,042	(12)
Executive Vice President, North	2005	$374,500	$381,312		$—	(11)	$48,300	34,000	(5)	$43,605
American Consumer Business(10)	2004	$350,000	$356,125		$—	(11)	$0	40,000	(9)	$31,489
David M. Aronowitz	2006	$400,000	$220,000		$—	(11)	$1,028,621	22,600	(5)	$44,762	(13)
Executive Vice President,	2005	$321,000	$326,839		$2,304	(14)	$48,300	32,400	(5)	$37,450
General Counsel and	2004	$300,000	$305,250		$—	(11)	$0	40,000	(9)	$27,565
Corporate Secretary
Denise S. Stump	2006	$300,000	$127,380		$—	(11)	$178,521	22,600	(5)	$35,280	(15)
Executive Vice President,	2005	$278,250	$283,311		$—	(11)	$34,500	20,000	(5)	$33,016
Global Human Resources	2004	$265,000	$269,638		$—	(11)	$0	19,000	(9)	$21,377
David C. Evans	2006	$300,000	$104,220		$99	(14)	$127,515	15,800	(5)	$31,133	(17)
Executive Vice President	2005	$250,000	$194,506		$—	(11)	$0	20,000	(5)	$26,333
and Chief Financial	2004	$220,000	$172,842		$—	(11)	$0	24,000	(9)	$18,845
Officer(16)
Robert F. Bernstock	2006	$625,952	$232,322	(19)	$45,866	(20)	$744,932	33,800	(5)	$2,502,969	(21)
Former President(18)	2005	$540,000	$648,007		$2,518	(14)	$1,610,000	66,000	(5)	$67,003
	2004	$484,500	$589,061		$7	(14)	$0	50,000	(9)	$86,655

(1)	Includes compensation which may be deferred under the RSP and the Executive Retirement Plan.

(2)	The figures shown in the table represent the dollar value of the restricted common shares granted during each fiscal year. The following table sets forth information relating to grants of restricted common shares made to the named individuals. Each holder of restricted common shares exercises all voting rights associated with the restricted common shares and, upon vesting of the restricted common shares, is entitled to receive any dividends which may be paid on the restricted common shares.

	Recipients	Grant Date
	(Number of Restricted	Closing Market Price
Date of Grant	Common Shares)	Per Common Share	Vesting Schedule(a)

10/11/06	Mr. Hagedorn (33,100)	$45.88	Awards will vest on 10/11/09.
	Mr. Nagel (7,300)
	Mr. Aronowitz (5,600)
	Ms. Stump (4,900)
	Mr. Evans (5,600)
10/1/06	Mr. Nagel (38,000)	$44.49	Award will vest 50% on 10/1/07 and 50% on 10/1/09.
10/12/05	Mr. Hagedorn (28,600)	$42.505	Awards will vest on 10/12/08
	Mr. Nagel (5,200)		with the exception of
	Mr. Aronowitz (4,200)		Mr. Bernstock’s which became
	Ms. Stump (4,200)		fully vested on September 12, 2006. (b)
	Mr. Evans (3,000)
	Mr. Bernstock (6,400)(b)
10/12/05	Mr. Aronowitz (20,000)	$42.505	Award will vest on 10/12/09.
12/1/04	Mr. Hagedorn (26,600)	$34.50	Awards will vest on 12/1/07. (b)
	Mr. Nagel (1,400)
	Mr. Aronowitz (1,400)
	Ms. Stump (1,000)
10/1/04	Mr. Bernstock (50,000)(b)	$32.20	Award became fully vested on September 12, 2006. (b)
11/19/03	Mr. Hagedorn (30,000)	$29.08	Award vested on 11/19/06.

(a)	Vesting is subject to the holder’s continued employment with the Company and its subsidiaries on each scheduled vesting date.

(b)	Under the terms of Mr. Bernstock’s Separation Agreement and Release of All Claims (discussed below in “— Employment Agreements and Termination of Employment and Change-in-Control Arrangements”), all of Mr. Bernstock’s outstanding restricted common shares became fully vested on September 12, 2006. Undistributed dividends in the amount of $35,300 associated with the restricted common shares were distributed to Mr. Bernstock on December 8, 2006.

As of September 30, 2006, the aggregate holdings of restricted common shares and the value of such holdings based on the $44.49 per share closing market price of the Company’s common shares on September 29, 2006, the last trading day of the 2006 fiscal year, for the named individuals were: (i) Mr. Hagedorn (85,200 restricted common shares, $3,790,548); (ii) Mr. Nagel (6,600 restricted common shares, $293,634); (iii) Mr. Aronowitz (25,600 restricted common shares, $1,138,944); (iv) Ms. Stump (5,200 restricted common shares, $231,348); and (v) Mr. Evans (3,000 restricted common shares, $133,470). The holdings of Mr. Hagedorn, Mr. Aronowitz, Ms. Stump and Mr. Evans do not include the 33,100, 5,600, 4,900 and 5,600 restricted common shares, respectively, granted on October 11, 2006 as noted earlier in this footnote since those restricted common shares were granted after the end of the 2006 fiscal year. The holdings of Mr. Nagel do not include the 7,300 restricted common shares granted on October 11, 2006 or the 38,000 restricted common shares granted on October 1, 2006 as noted earlier in this footnote since those restricted common shares were granted after the end of the 2006 fiscal year.

(3)	Mr. Hagedorn, who was then serving as Chief Executive Officer and Chairman of the Board of the Company, was named to the additional position of President of the Company on November 2, 2006.

Mr. Hagedorn, who had served as President, Chief Executive Officer and Chairman of the Board of the Company during the 2005 fiscal year and the 2004 fiscal year, had been elected Chief Executive Officer and Chairman of the Board of the Company on December 9, 2005.

(4)	This figure includes the value of personal use of Company-owned aircraft of $555,465, calculated on the basis of the aggregate incremental cost to the Company and its subsidiaries. The incremental cost to the Company of $320,388 related to the loss of a tax deduction to the Company on account of personal use of Company-owned aircraft under the applicable federal income tax rules is not included. The reported aggregate incremental cost of personal use of Company-owned aircraft was based on the direct operating costs associated with operating a flight from origination to destination, such as fuel, oil, landing fees, crew hotels and meals, on-board catering, trip-related maintenance, and trip-related hangar/parking costs. Since Company-owned aircraft are used primarily for business travel, the calculation method excludes the fixed costs which do not change based on usage, such as pilots’ salaries, the purchase costs of Company-owned aircraft and the cost of maintenance not related to trips. In addition, the cost of ferry hours (deadhead flights) is included, which amount was not included in prior years. The reported figure also includes the incremental cost of $12,000 relating to an auto allowance, $12,000 paid by the Company for financial counseling for Mr. Hagedorn’s benefit, $39,270 reimbursed by the Company for the payment of taxes, and $6,100 paid by the Company for a physical examination for Mr. Hagedorn’s benefit.

(5)	These amounts represent stock options granted under the 2003 Plan.

(6)	This amount represents aggregate contributions made by the Company and its subsidiaries of $16,658 to Mr. Hagedorn’s account under the RSP and $64,387 to Mr. Hagedorn’s account under the Executive Retirement Plan, as well as premiums of $690 for Company-paid group term life insurance.

(7)	This figure includes $149,211 representing the value of personal use of Company-owned aircraft calculated on the basis of the aggregate incremental cost to the Company and its subsidiaries as well as the incremental cost of $12,000 relating to an auto allowance and $25,820 reimbursed by the Company for the payment of taxes. The reported aggregate incremental cost of personal use of Company-owned aircraft was based on the direct operating costs associated with operating a flight from origination to destination, such as fuel, oil, landing fees, crew hotels and meals, on-board catering, trip-related maintenance, and trip-related hangar/parking costs. Since Company-owned aircraft are used primarily for business travel, the calculation method excludes the fixed costs which do not change based on usage, such as pilots’ salaries, the purchase costs of Company-owned aircraft and the cost of maintenance not related to trips.

(8)	This figure includes $68,361 representing the value of personal use of the Company-owned aircraft calculated on the basis of the aggregate incremental cost to the Company and its subsidiaries and the incremental cost of $12,000 relating to an auto allowance and $460 reimbursed by the Company for the payment of taxes. The reported aggregate incremental cost of personal use of Company-owned aircraft was based on the direct operating costs associated with operating a flight from origination to destination, such as fuel, oil, landing fees, crew hotels and meals, on-board catering, trip-related maintenance, and trip-related hangar/parking costs. Since the Company-owned aircraft are used primarily for business travel, the calculation method excludes the fixed costs which do not change based on usage, such as pilots’ salaries, the purchase costs of the Company-owned aircraft and the cost of maintenance not related to trips.

(9)	This number represents freestanding SARs granted under the 2003 Plan.

(10)	Mr. Nagel was named Executive Vice President, North American Consumer Business of the Company on September 12, 2006. He had previously served as Executive Vice President and Chief Financial Officer of the Company during the reported fiscal years.

(11)	The aggregate incremental cost to the Company and its subsidiaries of perquisites and other personal benefits paid to each named individual for the fiscal year presented did not exceed the reporting threshold set forth in the applicable SEC Rules (i.e., the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such named individual) and the named individual had no other compensation reportable under this category.

(12)	This amount represents aggregate contributions made by the Company and its subsidiaries of $11,912 to Mr. Nagel’s account under the RSP and $34,830 to Mr. Nagel’s account under the Executive Retirement Plan, as well as premiums of $300 for Company-paid group term life insurance.

(13)	This amount represents aggregate contributions made by the Company and its subsidiaries of $11,858 to Mr. Aronowitz’s account under the RSP and $32,273 to Mr. Aronowitz’s account under the Executive Retirement Plan, as well as premiums of $630 for Company-paid group term life insurance.

(14)	Includes amount reimbursed during the fiscal year for the payment of taxes.

(15)	This amount represents aggregate contributions made by the Company and its subsidiaries of $17,163 to Ms. Stump’s account under the RSP and $17,427 to Ms. Stump’s account under the Executive Retirement Plan, as well as premiums of $690 for Company-paid group term life insurance.

(16)	Mr. Evans became an executive officer of the Company on September 12, 2006 when he was named Executive Vice President and Chief Financial Officer of the Company. He had previously served during the reported fiscal years as Senior Vice President, Finance and Global Shared Services, of the Company from October 2005 to September 2006 and as Senior Vice President, North America, of the Company from October 2003 to September 2005.

(17)	This amount represents aggregate contributions made by the Company and its subsidiaries of $18,522 to Mr. Evans’ account under the RSP and $12,311 to Mr. Evans’ account under the Executive Retirement Plan, as well as premiums of $300 for Company-paid group term life insurance.

(18)	Mr. Bernstock began his employment with the Company on June 2, 2003 and left the organization effective September 12, 2006. Mr. Bernstock had served as President of the Company since December 9, 2005 and prior thereto, as an Executive Vice President of the Company.

(19)	This amount reflects the incentive target bonus opportunity which Mr. Bernstock would have earned under the Executive Incentive Plan for the 2006 fiscal year, pro-rated to September 12, 2006.

(20)	This figure includes the value of personal use of Company-owned aircraft of $31,515, calculated on the basis of the aggregate incremental cost to the Company and its subsidiaries. The aggregate incremental cost of personal use of Company-owned aircraft was based on the direct operating costs associated with operating a flight from origination to destination, such as fuel, oil, landing fees, crew hotels and meals, on-board catering, trip-related maintenance, and trip-related hangar/parking costs. Since Company-owned aircraft are used primarily for business travel, the calculation method excludes the fixed costs which do not change based on usage, such as pilots’ salaries, the purchase costs of Company-owned aircraft and the cost of maintenance not related to trips. The incremental cost to the Company of $30,450 related to the loss of a tax deduction to the Company on account of personal use of Company-owned aircraft under the applicable federal income tax rules is not included. The reported figure also includes the incremental cost of $4,500 relating to an auto allowance, $4,000 paid by the Company for financial counseling for Mr. Bernstock’s benefit, $5,355 reimbursed by the Company for the payment of taxes, and $496 paid by the Company for a physical examination for Mr. Bernstock’s benefit.

(21)	This amount includes aggregate contributions made by the Company and its subsidiaries of $16,658 to Mr. Bernstock’s account under the RSP and $61,120 to Mr. Bernstock’s account under the Executive Retirement Plan, as well as premiums of $1,290 for Company-paid group term life insurance. Also includes $2,178,000 in separation pay and a lump sum cash payment of $19,312.13, to partially reimburse Mr. Bernstock for the cost of the continued medical coverage, under the terms of Mr. Bernstock’s Separation Agreement and Release of All Claims (discussed below in “— Employment Agreements and Termination of Employment and Change-in-Control Arrangements”).

As discussed below in “Performance Shares,” Mr. Bernstock was granted 10,000 performance shares on December 9, 2005. Each performance share represented a contingent right to receive one common share of the Company if the applicable performance criteria were satisfied. Mr. Bernstock had the right to vote the common shares underlying the performance shares. However, the Company was to defer distribution of any dividends that were declared on the common shares underlying the performance shares until such time as the performance criteria were satisfied. On November 7, 2006, the Company released restrictions on (and Mr. Bernstock accepted) 5,000 common shares of the Company in full satisfaction of the performance shares he had been granted. The fair market value of the Company’s common shares on that date was $49.18. Accordingly, the amount of $245,900 is also included in the reported figure.

Option Grants in 2006 Fiscal Year

The following table summarizes information concerning individual grants of non-qualified stock options made during the 2006 fiscal year to each of the named individuals. All of these grants were made under the 2003 Plan. No freestanding SARs were granted to these individuals or any other employees during the 2006 fiscal year. All common share and exercise price amounts have been adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005.

	Number of		% of Total			Potential Realizable Value
	Common Shares		Options			at Assumed Annual Rates of
	Underlying		Granted to	Exercise or		Stock Price Appreciation
	Options		Employees in	Base Price	Expiration	for Option Term(2)
Name	Granted(#)(1)		Fiscal Year	($/Share)	Date	5%($)	10%($)

James Hagedorn	153,000	(3)	15.91%	$42.505	10/12/15	$4,089,868	$10,364,530
Christopher L. Nagel	28,200	(3)	2.93%	$42.505	10/12/15	$753,819	$1,910,325
David M. Aronowitz	22,600	(3)	2.35%	$42.505	10/12/15	$604,124	$1,530,970
Denise D. Stump	22,600	(3)	2.35%	$42.505	10/12/15	$604,124	$1,530,970
David C. Evans	15,800	(3)	1.64%	$42.505	10/12/15	$422,352	$1,070,324
Robert F. Bernstock	33,800	(4)	3.51%	$42.505	12/11/06	$71,833	$143,667

(1)	In the event of a “change in control” (as defined in the 2003 Plan), each option outstanding on the date of the change in control will be cancelled in exchange for either cash equal to the excess of the change in control price as defined below over the exercise price associated with such option or, in the discretion of the Compensation and Organization Committee, for whole common shares with a fair market value equal to the excess of the change in control price over the exercise price associated with the option plus cash equal to the fair market value of any fractional common share. The Compensation and Organization Committee may allow each optionee to exercise any outstanding options by following the normal procedures for exercising options within 15 days of the date of the change in control. The above-described payments will not be made to the optionees if the Compensation and Organization Committee determines, prior to the change in control and subject to the requirements contained in the 2003 Plan, that immediately after the change in control, the options will be honored or assumed, or new rights with substantially equivalent economic value substituted therefor in a manner which preserves the options’ value and eliminates the risk that the value of the options will be forfeited due to involuntary termination. The “change in control price” will be (1) the highest price per share offered in conjunction with the transaction resulting in the change in control or (2) in the event of a change in control not related to a transfer of common shares, the highest closing price of a common share of the Company as reported on NYSE on any of the 30 consecutive trading days ending on the last trading day before the change in control occurs. In the event of termination of employment by reason of retirement, disability or death, the options may thereafter be exercised in full for a period of five years, subject to the stated terms of the options. The options are forfeited if the optionee’s employment is terminated for cause. If an optionee’s employment is terminated for any reason other than retirement, disability, death or for cause, any vested options held by the optionee at the date of termination may be exercised for a period of 90 days, subject to the stated terms of the options.

(2)	The dollar amounts reflected in this table are the result of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes, and assume the options are held until their respective expiration dates. Such dollar amounts are not intended to forecast future financial performance or possible future appreciation in the price of the Company’s common shares. Shareholders are therefore cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from the option grants shown if the price of the Company’s common shares appreciates, which benefits all shareholders commensurately.

(3)	Represents non-qualified stock options granted to the named individuals on October 12, 2005 with exercise prices equal to the fair market value of the underlying common shares on the grant date. These options will vest and become exercisable on October 12, 2008, subject to continued employment with the Company and its subsidiaries.

(4)	Represents non-qualified stock options granted to Mr. Bernstock on October 12, 2005 with an exercise price equal to the fair market value of the underlying common shares on the grant date. Under the terms of Mr. Bernstock’s Separation Agreement and Release of All Claims and covenant not to compete (discussed below in “Employment Agreements and Termination of Employment and Change-in-Control Arrangements”), all of Mr. Bernstock’s outstanding options became fully vested as of September 12, 2006, the date his employment was terminated by the Company, and may be exercised until December 11, 2006.

Option Exercises in 2006 Fiscal Year and 2006 Fiscal Year-End Option/SAR Values

The following table summarizes information concerning options exercised during the 2006 fiscal year and unexercised options and SARs held as of the end of the 2006 fiscal year by each of the named individuals. All common share amounts have been adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005.

				Number of Common Shares			Value of Unexercised
	Common			Underlying Unexercised			In-the-Money
	Shares			Options/SARs at			Options/SARs at
	Acquired on	Value		Fiscal Year-End(#)(1)			Fiscal Year-End($)(1)(2)
Name	Exercise(#)	Realized($)		Exercisable		Unexercisable	Exercisable	Unexercisable

James Hagedorn	0	$	n/a	1,212,000		498,200	$32,993,755	$4,727,853
Christopher L. Nagel	17,000		$501,681	52,000		102,200	$1,164,180	$1,012,037
David M. Aronowitz	5,000		$144,048	132,000		95,000	$3,281,780	$984,937
Denise S. Stump	0	$	n/a	24,000		61,600	$493,560	$537,451
David C. Evans	20,000		$521,500	0		59,800	$0	$601,003
Robert F. Bernstock	0		n/a	249,800	(3)	0	$3,501,933	$0

(1)	In the event of a “change in control” (as defined in each of the 1996 Plan and the 2003 Plan), all freestanding SARs granted under the 2003 Plan will be deemed exercisable and liquidated in a single lump sum cash payment. Also, in the event of a change in control, each holder of outstanding options granted under the 1996 Plan will be permitted, in the holder’s discretion, to surrender any option or portion thereof in exchange for either cash equal to the excess of the change in control price as defined below over the exercise price associated with such option or, in the discretion of the Compensation and Organization Committee, for whole common shares with a fair market value equal to the excess of the change in control price over the exercise price associated with the option plus cash equal to the fair market value of any fractional common share. Further, in the event of a change in control, each option granted under the 2003 Plan outstanding on the date of the change in control will be cancelled in exchange for either cash equal to the excess of the change in control price over the exercise price associated with such option or, in the discretion of the Compensation and Organization Committee, for whole common shares with a fair market value equal to the excess of the change in control price over the exercise price associated with the option plus cash equal to the fair market value of any fractional common share. The Compensation and Organization Committee may allow the holder thereof to exercise any outstanding options by following the normal procedures for exercising options within 15 days of the date of the change in control. The above-described payments will not be made to the holder of options or SARs if the Compensation and Organization Committee determines, prior to the change in control and subject to requirements contained in each plan, that immediately after the change in control, the options or SARs will be honored or assumed, or new rights with substantially equivalent economic value substituted therefor in a manner which preserves the value of the options or SARs and eliminates the risk that their value will be forfeited due to involuntary termination. The “change in control price” will be (1) the highest price per share offered in conjunction with the transaction resulting in the change in control or (2) in the event of a change in control not related to the transfer of common shares, the highest closing price of a common share of the Company as reported on NYSE on any of the 30 consecutive trading days ending on the last trading day before the change in control occurs. In the event of termination of employment by reason of retirement, disability or death, the options and SARs may thereafter be exercised in full for a period of five years, subject to the stated term of the options and SARs. The options and SARs are forfeited if the holder’s employment is terminated for cause. If the employment of the holder of options or SARs is terminated for any reason other than retirement, disability, death or for cause, any vested options or SARs held at the date of termination may be exercised for a period of 90 days, subject to the stated term of the options or SARs.

(2)	“Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End” is based upon the fair market value of the Company’s common shares on September 29, 2006, the last trading day of the 2006 fiscal year ($44.49), less the exercise price of in-the-money options and SARs at the end of the 2006 fiscal year.

(3)	Under the terms of Mr. Bernstock’s Separation Agreement and Release of All Claims (discussed below in “Employment Agreements and Termination of Employment and Change-in-Control Arrangements”), all of Mr. Bernstock’s outstanding SARs and options became fully vested as of September 12, 2006, the date his employment was terminated by the Company, and may be exercised until December 11, 2006.

Performance Shares

On December 9, 2005, the Compensation and Organization Committee granted 10,000 performance shares to Robert F. Bernstock. Each performance share represented a contingent right to receive one common share of the Company. The performance shares were to vest on October 1, 2006 if Mr. Bernstock had met certain performance criteria based on 2006 fiscal year Project Excellence (“PE”) goals tied to the realization of specified cost savings in the 2006 fiscal year and the establishment of a plan to secure additional PE results in the 2007 fiscal year. Mr. Bernstock had the right to vote the common shares underlying the performance shares. However, the Company was to defer distribution of any dividends that were declared on the common shares underlying the performance shares until such time as the performance criteria were satisfied. On November 7, 2006, the Company released restrictions on (and Mr. Bernstock accepted) 5,000 common shares of the Company in full satisfaction of the performance shares he had been granted. Please see the discussion of Mr. Bernstock’s Separation Agreement and Release of All Claims in “— Employment Agreements and Termination of Employment and Change-in Control Arrangements” below.

Equity Compensation Plan Information

The Company has five equity compensation plans under which its common shares are authorized for issuance to directors, officers or employees in exchange for consideration in the form of goods or services:

•	the 1996 Plan;

•	the 2003 Plan;

•	the 2006 Plan;

•	the Discounted Stock Purchase Plan; and

•	the Executive Retirement Plan.

The following table shows for the 1996 Plan, the 2003 Plan and the 2006 Plan as a group the number of common shares issuable upon exercise of outstanding options and SARs and attributable to outstanding stock units and the weighted-average exercise price of outstanding options and SARs together with the weighted- average price of outstanding stock units as well as for the 1996 Plan, the 2003 Plan, the 2006 Plan and the Discounted Stock Purchase Plan as a group the number of common shares remaining available for future issuance at September 30, 2006, excluding common shares issuable upon exercise of outstanding options and SARs and attributable to outstanding stock units. Each of the 1996 Plan, the 2003 Plan, the 2006 Plan and the Discounted Stock Purchase Plan has previously been approved by the Company’s shareholders. The following table shows comparable information, as of September 30, 2006, for the Executive Retirement Plan. The Executive Retirement Plan has not been approved by the Company’s shareholders. All share amounts have been adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005.

					(c)
					Number of Securities
					Remaining Available for
	(a)		(b)		Future Issuance Under
	Number of Securities to be		Weighted-Average		Equity Compensation
	Issued Upon Exercise of		Exercise Price of		Plans (Excluding
	Outstanding Options,		Outstanding Options,		Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights		Column (a))

Equity compensation plans approved by security holders	6,217,805	(1)	$26.091	(2)	5,341,982	(3)
Equity compensation plans not approved by security holders	21,849	(4)	n/a	(5)	n/a	(6)
Total	6,239,654		$26.762	(2)	5,341,982

(1)	Includes 3,217,281 common shares issuable upon exercise of options granted under the 1996 Plan, 2,792,400 common shares issuable upon exercise of options, performance shares and SARs granted under the 2003 Plan and 198,740 common shares issuable upon exercise of options granted under the 2006 Plan. Also includes 2,668, 5,908 and 808 common shares attributable to stock units received by non-employee directors in lieu of their annual cash retainer and other fees payable to them for services as directors and held in their accounts under the 1996 Plan, the 2003 Plan and the 2006 Plan, respectively. The terms of the stock units are described in this Proxy Statement under “PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS — Compensation of Directors” which begins at page 16.

(2)	Represents the weighted-average exercise price of outstanding options granted under the 1996 Plan, of outstanding options and SARs granted under the 2003 Plan and of outstanding options granted under the 2006 Plan, together with the weighted-average price of outstanding stock units under the 1996 Plan, the 2003 Plan and the 2006 Plan. The figure shown in this column does not take the performance shares into account.

(3)	Includes 4,700,635 common shares authorized and remaining available for issuance under the 2006 Plan, and 435,284 common shares merged into the 2006 Plan from the 1996 Plan and 2003 Plan, as well as 206,063 common shares remaining available for issuance under the Discounted Stock Purchase Plan.

(4)	Includes common shares attributable to participants’ accounts relating to common share units under the Executive Retirement Plan. This number has been rounded to the nearest whole common share.

(5)	The weighted-average price of the common shares attributable to participants’ accounts relating to common share units under the Executive Retirement Plan is not readily calculable. Please see the description of the Executive Retirement Plan below.

(6)	The terms of the Executive Retirement Plan do not provide for a specified limit on the number of common shares which may be attributable to participants’ accounts relating to common share units. Please see the description of the Executive Retirement Plan below which addresses the manner in which the number of common share units attributable to a participant’s account is determined. Common shares which may in the future be attributable to participants’ accounts relating to common share units are not included. The Company maintains a Registration Statement on Form S-8 (Registration No. 333-72715)

pursuant to which a total of 500,000 common shares are registered for issuance under the Executive Retirement Plan. No common shares had been issued under the Executive Retirement Plan as of September 30, 2006.

Executive Retirement Plan

The Executive Retirement Plan is an unfunded non-qualified, deferred compensation plan that allows certain members of The Scotts Company LLC (“Scotts LLC”) executive management, including all of the individuals named in the Summary Compensation Table, and other highly compensated employees to defer compensation and to earn Scotts LLC-funded benefits that they could have deferred to and earned under the RSP but for Internal Revenue Code limits imposed on the RSP. The Executive Retirement Plan also provides participants with the opportunity to defer all or any part of the amount awarded under the Executive Incentive Plan or any incentive compensation paid pursuant to an employment agreement. Subject to certain restrictions, participants may direct that amounts credited to them under the Executive Retirement Plan be adjusted by reference to the Company’s stock fund or to one or more outside investment funds made available by the Executive Retirement Plan’s administrative committee. Outside investment funds do not include the Company’s common shares. The amount credited to a participant in the Company’s stock fund is recorded as common share units, the number of which is determined by dividing the amount credited for the participant to the Company’s stock fund by the fair market value of common shares when the determination is made. The amount credited to a participant in an outside investment fund is recorded as outside investment fund units, the number of which is determined by dividing the amount credited for the participant to each outside investment fund by the market value of the outside investment fund when the determination is made. Distributions from the Executive Retirement Plan generally begin when the participant terminates employment (although the participant may specify a different date) and normally are paid in either a lump sum or in annual installments over no more than ten years, whichever the participant has elected. Distributions from the Company’s stock fund always are made in the form of whole common shares equal to the number of whole common share units then credited to the participant and the value of fractional common share units is distributed in cash. Distributions from outside investment funds always are made in cash equal to the value of each outside investment unit then credited to the participant multiplied by the market value of those units. Executive Retirement Plan participants are general unsecured creditors of Scotts LLC with respect to their interests in the Executive Retirement Plan. The Company expects that the Executive Retirement Plan will remain in effect indefinitely. However, the Executive Retirement Plan’s administrative committee may amend or terminate the Executive Retirement Plan at any time.

Pension Plans

Scotts LLC maintains a tax-qualified, non-contributory defined benefit pension plan (the “Pension Plan”). Eligibility for and accruals under the Pension Plan were frozen as of December 31, 1997.

Monthly benefits under the Pension Plan upon normal retirement (age 65) are determined under the following formula:

(a) (i)	1.5% of the individual’s highest average annual compensation for 60 consecutive months during the ten-year period ending December 31, 1997; times

  (ii)   years of benefit service through December 31, 1997; reduced by

(b) (i)	1.25% of the individual’s primary Social Security benefit (as of December 31, 1997); times

(ii)	years of benefit service through December 31, 1997.

Compensation includes all earnings plus 401(k) contributions and salary reduction contributions for welfare benefits, but does not include earnings in connection with foreign service, the value of a company car or separation or other special allowances. An individual’s primary Social Security benefit is based on the Social Security Act as in effect on December 31, 1997, and assumes constant compensation through age 65 and that the individual will not retire earlier than age 65. No more than 40 years of benefit service are taken into account. The Pension Plan includes additional provisions for early retirement.

Benefits under the Pension Plan are supplemented by benefits under The Scotts Company LLC Excess Benefit Plan (the “Excess Benefit Plan”). The Excess Benefit Plan was established October 1, 1993 and was also frozen as of December 31, 1997. The Excess Benefit Plan provides additional benefits to participants in the Pension Plan whose benefits are reduced by limitations imposed under Sections 415 and 401(a)(17) of the Internal Revenue Code. Under the Excess Benefit Plan, executive officers and certain key employees will receive, at the time and in the same form as benefits are paid under the Pension Plan, additional monthly benefits in an amount which, when added to the benefits paid to each participant under the Pension Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Internal Revenue Code.

The estimated annual benefits under the Pension Plan and the Excess Benefit Plan payable upon retirement at normal retirement age for each of the individuals named in the Summary Compensation Table are:

Years of
	Benefit Service	Total Benefit

James Hagedorn	9.9167	$25,028.52
Christopher L. Nagel	n/a	n/a
David M. Aronowitz	n/a	n/a
Denise S. Stump	n/a	n/a
David C. Evans	n/a	n/a
Robert F. Bernstock	n/a	n/a

Associates participate in the RSP, formerly known as “The Scotts Company Profit Sharing and Savings Plan.” The RSP, as amended and restated effective as of December 31, 1997, consolidated various defined contribution retirement plans in effect at the Company and its domestic subsidiaries. The RSP permits 401(k) contributions, employee after-tax contributions, Scotts LLC matching contributions, Scotts LLC retirement contributions, and, between 1998 and 2002 for participants whose benefits were frozen under the Pension Plan and the Scotts-Sierra Horticultural Products Company Retirement Plan for Salaried Employees, certain transitional contributions based on age and service.

Certain executive management and other highly paid employees, including the individuals named in the Summary Compensation Table, also participate in the Executive Retirement Plan described above under “— Equity Compensation Plan Information — Executive Retirement Plan” at page 27.

The Scotts Miracle-Gro Company Discounted Stock Purchase Plan

The Company currently maintains the Discounted Stock Purchase Plan. At the Annual Meeting of Shareholders held on January 26, 2006, the amendment and restatement of the Discounted Stock Purchase Plan was approved by the Company’s shareholders. This amended and restated Discounted Stock Purchase Plan extends participation to non-U.S.-based employees of the Company and certain of its subsidiaries. The Discounted Stock Purchase Plan provides a means for employees of the Company and any subsidiary of the Company designated for participation in the Discounted Stock Purchase Plan to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of common shares of the Company.

All employees participating in the Discounted Stock Purchase Plan have equal rights and privileges. Under the Discounted Stock Purchase Plan, eligible employees are able to purchase common shares at a price (the “DSPP Purchase Price”) equal to at least 90% of the fair market value of the common shares of the Company at the end of the applicable offering period.

The maximum number of common shares that may be purchased under the Discounted Stock Purchase Plan is 300,000 common shares (as adjusted for the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005), subject to adjustment for changes in the capitalization of the Company.

Common shares purchased under the Discounted Stock Purchase Plan may be either authorized but unissued (i.e., newly-issued) shares or treasury shares.

The Discounted Stock Purchase Plan is administered by a committee (the “DSPP Committee”) appointed by the Board of Directors of the Company. The DSPP Committee establishes the number of common shares that may be acquired during each offering period and administers procedures through which eligible employees may enroll in the Discounted Stock Purchase Plan. The Discounted Stock Purchase Plan provides that each offering period will consist of one calendar month, unless a different period is established by the DSPP Committee and announced to eligible employees before the beginning of the applicable offering period.

Any U.S.-based full-time or permanent part-time employee of the Company, or a designated subsidiary of the Company, who has reached age 18, is not a seasonal employee (as determined by the DSPP Committee), has been an employee for at least 15 days before the first day of the applicable offering period and agrees to comply with the terms of the Discounted Stock Purchase Plan is eligible to participate in the Discounted Stock Purchase Plan. Any non-U.S.-based employee of the Company, or a designated subsidiary of the Company, who meets the eligibility criteria established by the DSPP Committee and agrees to comply with the terms of the Discounted Stock Purchase Plan is also eligible to participate in the Discounted Stock Purchase Plan. Upon enrollment, a participant must elect the rate at which the participant will make payroll contributions for the purchase of common shares. Elections may be in an amount of not less than $10 (U.S. dollars) per offering period or more than $24,000 per fiscal year of the Company, unless the DSPP Committee specifies different minimum and/or maximum amounts at the beginning of the offering period. The contribution rate elected by a participant will continue in effect until modified by the participant.

A participant’s contributions are credited to the plan account maintained on the participant’s behalf. As of the last day of each offering period, the value of each participant’s plan account is divided by the DSPP Purchase Price established for that offering period. Each participant is deemed to have purchased the number of whole and fractional common shares produced by this calculation. As promptly as practicable after the end of each offering period, the Company delivers the common shares purchased by a participant during that offering period to the custodian for the Discounted Stock Purchase Plan for deposit into that participant’s custodial account.

Common shares acquired through the Discounted Stock Purchase Plan are held in a participant’s custodial account (and may not be sold) until the earlier of (1) the beginning of the offering period following the date the participant terminates employment with the Company and its subsidiaries, (2) 12 full calendar months beginning after the end of the offering period in which the common shares were purchased or (3) the date on which a change in control affecting the Company occurs. Upon any such event, all whole common shares and cash held in a participant’s custodial account will be made available to the participant under procedures developed by the custodian for the Discounted Stock Purchase Plan. Any fractional common shares that are to be withdrawn from a custodial account will be distributed in cash equal to the fair market value of the fractional common share on the termination date.

Participants are entitled to vote the number of whole and fractional common shares credited to their respective custodial accounts.

Employment Agreements and Termination of Employment and Change-in-Control Arrangements

In connection with the transactions contemplated by the Miracle-Gro Merger Agreement, Scotts entered into an employment agreement with Mr. James Hagedorn (the “Hagedorn Agreement”). Mr. Hagedorn serves as President, Chief Executive Officer and Chairman of the Board of the Company. The Hagedorn Agreement had an original term of three years, and has been and will be automatically renewed for an additional year each subsequent year, unless either party notifies the other party of his/its desire not to renew. On March 18, 2005, the Hagedorn Agreement was assumed by Scotts LLC as part of the Restructuring. The Hagedorn Agreement provides for a minimum annual base salary of $200,000 for Mr. Hagedorn (his annual base salary was $600,000 for the 2006 fiscal year) and participation in the various benefit plans available to senior executive officers of the Company. Upon certain types of termination of employment (e.g., a termination by the Company for any reason other than “cause” (as defined in the Hagedorn Agreement) or a termination by

Mr. Hagedorn constituting “good reason” (also as defined)), he will become entitled to receive certain severance benefits including a payment equal to three times the sum of his base salary then in effect plus his highest annual bonus in any of the three preceding years (which would have been three times the sum of (a) $600,000 and (b) $999,677, based on his annual base salary as of September 30, 2006 and his annual bonuses for the fiscal years ended September 30, 2006, 2005 and 2004). Upon termination of employment for any other reason, Mr. Hagedorn or his beneficiary will be entitled to receive all unpaid amounts of base salary and benefits under the executive benefit plans in which he participated. The Hagedorn Agreement also contains confidentiality and noncompetition provisions which prevent Mr. Hagedorn from disclosing confidential information about the Company and from competing with the Company during his employment therewith and for an additional three years thereafter.

On September 16, 2004, Scotts entered into an employment agreement and covenant not to compete with Robert F. Bernstock, effective as of October 1, 2004 (the “Bernstock Agreement”). On March 18, 2005, the Bernstock Agreement was assumed by Scotts LLC as part of the Restructuring. Mr. Bernstock, formerly President of the Company and President and Chief Operating Officer of Scotts LLC, left the organization effective September 12, 2006.

On December 1, 2006, Scotts LLC entered into a Separation Agreement and Release of All Claims (the “Separation Agreement”) with Mr. Bernstock. Under the Separation Agreement, Scotts LLC will pay or make the following amounts and benefits available to Mr. Bernstock on or after December 11, 2006 (except as noted below): (a) a lump sum cash payment of $2,178,000, representing two times the sum of Mr. Bernstock’s annual base salary and the target cash incentive opportunity (i.e., bonus) under the Executive Incentive Plan for the 2006 fiscal year; (b) a lump sum cash payment equal to the amount Mr. Bernstock would have received under the Executive Incentive Plan for the 2006 fiscal year had his employment not terminated, pro-rated to September 12, 2006; (c) all of Mr. Bernstock’s unvested equity grants, including nonqualified stock options covering 99,800 of the Company’s common shares, stock appreciation rights covering 150,000 of the Company’s common shares and 56,400 restricted common shares of the Company fully vested on September 12, 2006, on December 11, 2006, the Company distributed to Mr. Bernstock the restricted common shares together with approximately $35,300 representing undistributed dividends associated with the restricted common shares and Mr. Bernstock could exercise any options or stock appreciation rights covering the Company’s common shares that he held until the earlier of December 11, 2006 or the normal expiration date associated with the equity grant; (d) all amounts Mr. Bernstock is entitled to receive under any tax-qualified or nonqualified deferred compensation plan in which he participated (these amounts will be paid no earlier than March 12, 2007); (e) for 24 months after his termination, Mr. Bernstock may participate in the Scotts LLC medical programs if he pays the associated premium cost equal to, for the first 18 months of coverage, the rate prescribed under the benefit continuation provisions of the Consolidated Omnibus Reconciliation Act (“COBRA”) and, for the last six months of coverage, 150% of the regular COBRA rates; (f) a lump sum cash payment of $19,312.13, to partially reimburse Mr. Bernstock for the cost of the continued medical coverage just described; (g) until September 12, 2011, Scotts LLC will include Mr. Bernstock under its Directors and Officers Liability Insurance at a level at least as favorable as the level in effect when he terminated; and (h) Mr. Bernstock may continue to use Scotts LLC’s membership at Tartan Fields (a country club located in Dublin, Ohio) through December 31, 2006 on the condition that he has paid (or pays) all dues and fees associated with that usage (and Scotts LLC will reimburse Mr. Bernstock for any dues he has paid for any period after December 31, 2006). Also, on November 7, 2006, Scotts LLC released restrictions on (and Mr. Bernstock accepted) 5,000 shares of the Company’s common shares in full satisfaction of the performance share award agreement between Scotts LLC and Mr. Bernstock dated December 9, 2005. In addition, Scotts LLC has released (on its own behalf and on behalf of its affiliated entities) all claims they may have against Mr. Bernstock. To the extent required, all amounts paid to Mr. Bernstock will be net of all applicable withholdings and deductions required by federal, state and local taxing authorities.

In exchange for the payments and benefits just described, (a) Mr. Bernstock (on his own behalf and on behalf of his spouse, personal representatives, administrators, minor children, heirs, assigns, wards, agents and any others claiming by or through him) has agreed to release all claims against Scotts LLC (and all related entities), including any related to his employment with Scotts LLC and the termination thereof;

(b) Mr. Bernstock has agreed to cooperate with Scotts LLC in its defense of any lawsuit relating to matters that occurred during Mr. Bernstock’s tenure (subject to payment by Scotts LLC of $300 for each hour devoted to these matters but no more than $1,500 per day plus his associated expenses) and (c) Mr. Bernstock has agreed to hold Scotts LLC harmless from any liability it might incur under Section 409A of the Internal Revenue Code in connection with any payments made under the Separation Agreement.

Scotts LLC and Mr. Bernstock have agreed not to make any statement to a third party that the statement maker could reasonably foresee would cause harm to the other. In addition, Mr. Bernstock has agreed to return all Scotts LLC’s property and acknowledged that he remains subject to the confidentiality, nondisclosure, noncompetition and nonsolicitation obligations specified under prior agreements between him and Scotts LLC.

On November 13, 2006, the Company entered into an employment agreement with Christopher Nagel, effective as of October 1, 2006 (the “Nagel Agreement”). Mr. Nagel serves as Executive Vice President, North American Consumer Business of the Company. The Nagel Agreement has an initial term of three years commencing as of October 1, 2006, which will be extended for one additional year at the end of the initial three-year term and then again after each successive year thereafter unless either party delivers to the other written notice of intent not to renew at least 60 days prior to the end of the initial term or successive term, as appropriate. If, however, at any time during the initial term of the Nagel Agreement or a successive term, a change in control (as defined in the Nagel Agreement) of the Company occurs, then the Nagel Agreement will become immediately irrevocable for two years beyond the month in which the effective date of the change in control occurs.

Under the Nagel Agreement, Mr. Nagel will (a) be paid a base annual salary of $450,000, which will be reviewed at least annually by the Compensation and Organization Committee; (b) participate in the Executive Incentive Plan or any other annual incentive compensation plan in effect for executives, with the amount of the annual incentive compensation award (i.e., bonus) to be based upon performance targets and award levels determined by the Compensation and Organization Committee; (c) be eligible to receive grants of long-term incentive awards under the 2006 Plan or any other long-term incentive plan in effect for executives, for services rendered during the applicable performance period based upon performance targets and award levels determined by the Compensation and Organization Committee; (d) be provided with all retirement benefits and employee benefits which other executives and employees of the Company are entitled to receive, subject to applicable eligibility requirements; and (e) receive an annual automobile allowance of $12,000 and an allowance of $4,000 for personal financial planning services.

If Mr. Nagel voluntarily terminates his employment other than for “good reason” (as defined in the Nagel Agreement), or is terminated by the Company for “cause” (as defined in the Nagel Agreement), he will (a) receive payment of his accrued and unpaid base salary and accrued but unused vacation pay through the date of termination, and (b) be entitled to all benefits as to which he has a vested right at the time of termination.

If Mr. Nagel terminates his employment for good reason, or is discharged by the Company for any reason other than death, disability or for cause, in each case unrelated to a change in control of the Company, Mr. Nagel will receive (a) a lump sum payment of (i) an amount equal to his accrued and unpaid base salary and accrued but unused vacation pay through the date of termination plus (ii) an amount equal to one times his target annual incentive compensation opportunity as in effect on the date of termination; (b) an amount equal to two times his annual base salary at the rate in effect on the date of termination, to be paid in equal monthly installments over a 24-month period; (c) continuation, at the same cost to Mr. Nagel, of health insurance coverage for Mr. Nagel and his eligible dependents at the same level as in effect as of the date of termination, for a period of 12 months; and (d) all other benefits as to which he has a vested right under the terms of the governing plans and programs.

Upon termination of Mr. Nagel’s employment due to his death or disability, Mr. Nagel, or his estate or designated beneficiary in the event of his death, will be paid in a single lump sum an amount equal to (a) his base salary through the date of termination plus (b) the amount of the target annual incentive compensation opportunity he would have earned for the fiscal year in which termination occurs pro-rated to the date of termination plus (c) accrued but unused vacation pay through the date of termination. He will also receive all other benefits as to which he has a vested right under the terms of the applicable plans and programs.

If within two years following the change in control of the Company, the Company terminates Mr. Nagel’s employment for any reason other than death, disability, retirement or cause or Mr. Nagel terminates his employment for good reason, Mr. Nagel will be paid or receive (a) a lump sum payment equal to (i) an amount equal to his accrued and unpaid base salary and accrued but unused vacation pay through the date of termination plus (ii) an amount equal to two times the sum of his annual base salary and target annual incentive compensation opportunity as in effect on the date of termination plus (iii) the amount of the target annual incentive compensation opportunity he would have earned for the fiscal year in which termination occurs pro-rated to the date of termination; (b) continuation, at the same cost to Mr. Nagel, of health insurance coverage for Mr. Nagel and his eligible dependents at the same level as in effect as of the date of termination, for a period of 24 months; and (c) all other benefits as to which he has a vested right under the terms of the governing plans and programs.

On October 1, 2006, Mr. Nagel was awarded 38,000 restricted common shares of the Company under the 2006 Plan. The terms and conditions of the award agreement evidencing this award (the “Restricted Stock Award Agreement”) were finalized in connection with the finalization of the Nagel Agreement and provided that the restricted common shares would be forfeited if a signed copy of the Restricted Stock Award Agreement were not returned to the address specified therein on or before November 30, 2006. The Restricted Stock Award Agreement was signed on behalf of the Company on October 30, 2006 and by Mr. Nagel on November 9, 2006 and received at the specified address on behalf of the Company on November 13, 2006.

Under the terms of the Restricted Stock Award Agreement, 19,000 of the restricted common shares will vest if Mr. Nagel is actively employed by the Company or any of its affiliates or subsidiaries on that date and the remaining 19,000 restricted common shares will vest on October 1, 2009 if he is actively employed by the Company or any of its affiliates or subsidiaries on that date. Generally, the unvested portion of the restricted common shares will be forfeited if Mr. Nagel terminates employment prior to October 1, 2009. The restricted common shares will be held in escrow until they are settled or forfeited; however, Mr. Nagel may exercise any voting rights associated with the restricted common shares while they are held in escrow. Mr. Nagel will also be entitled to receive any dividends paid on the restricted common shares, although these dividends will be held in escrow until the associated restricted common shares are settled or forfeited, and distributed or forfeited as appropriate.

If Mr. Nagel voluntarily terminates his employment, other than for good reason as described in the Nagel Agreement, or is terminated by the Company for cause as described in the Nagel Agreement: (a) the unvested portion of his restricted common shares will be forfeited; (b) Mr. Nagel must pay to the Company cash equal to the product of the fair market value of a common share of the Company on October 1, 2007 multiplied by 19,000; and (c) Mr. Nagel must pay to the Company an amount of cash equal to the value of all dividends paid on the restricted common shares from October 1, 2006 to the date of termination.

If the Company terminates Mr. Nagel’s employment without cause, other than for death or disability: (a) the unvested portion of his restricted common shares will be forfeited; and (b) subject to the vote and approval of the full Board of Directors of the Company, Mr. Nagel must pay to the Company cash equal to the product of the fair market value of a common share of the Company on October 1, 2007 multiplied by 19,000, as well as an amount of cash equal to the value of all dividends paid on the restricted common shares from October 1, 2006 to the date of termination.

Mr. Nagel will also forfeit any outstanding restricted common shares and must return all common shares and dividends received in respect of the restricted common shares awarded if he engages in specified prohibited conduct within 180 days before and 730 days after terminating employment.

The Compensation and Organization Committee of the Board of Directors of the Company has approved certain employment, severance and change in control terms applicable to David M. Aronowitz, who serves as Executive Vice President, General Counsel and Corporate Secretary of the Company, and Denise S. Stump, who serves as Executive Vice President, Global Human Resources of the Company. Pursuant to these terms, if the employment of either of these executive officers is terminated by the Company, other than for cause, within 18 months following a change in control of the Company (as defined in each of the 1996 Plan, the 2003 Plan and the 2006 Plan), such executive officer will be entitled to receive a lump sum payment within 90 days after termination equal to two times the executive officer’s base salary plus two times the executive officer’s target incentive compensation under the Executive Incentive Plan or any successor incentive compensation plan, in each case as in effect at the date of termination. If the employment of either of these executive officers is terminated by the Company prior to a change in control, other than for cause, such executive officer will be entitled to receive two times the executive officer’s base salary in effect at the date of termination in a lump sum within 90 days after termination.

At the 2006 Annual Meeting of Shareholders of the Company held on January 26, 2006, The Executive Incentive Plan was approved by the Company’s shareholders. The Executive Incentive Plan is a performance-based compensation plan as defined in Section 162(m) of the Internal Revenue Code, as described below in “Report of the Compensation and Organization Committee on Executive Compensation for the 2006 Fiscal Year — Executive Incentive Plan,” the Executive Incentive Plan provides annual cash awards to the executive officers and management of the Company based upon the Company’s achievement of established financial targets.

All managers and more senior level employees (including executive officers of the Company) of Scotts LLC and all “affiliates” and “subsidiaries” as defined in Internal Revenue Code Section 414(b) and (c) are eligible to participate in the Executive Incentive Plan upon recommendation by management and in the case of covered employees (as defined in Internal Revenue Code Section 162(m)) approval by the Compensation and Organization Committee of the Company.

Unless the Incentive Review Committee, which is comprised of the Chief Executive Officer, the Executive Vice President, Global Human Resources and the Chief Financial Officer of Scotts LLC, specifies otherwise, or the participant has an employment agreement with the Company or one of its subsidiaries which contains more stringent provisions regarding confidentiality, noncompetition and nonsolicitation, each participant in the Executive Incentive Plan must execute an employee confidentiality, noncompetition, nonsolicitation agreement, which if breached will result in forfeiture of any future payment under the Executive Incentive Plan and will oblige the participant to return to Scotts LLC any monies paid to the participant under the Executive Incentive Plan within the three years prior to breach.

Mr. Nagel, Mr. Evans, Ms. Stump and Mr. Aronowitz are parties to an employee confidentiality, noncompetition, nonsolicitation agreement, with Scotts LLC; however, Mr. Hagedorn is not in light of the provisions contained in his employment agreement with Scotts LLC addressing confidentiality, noncompetition and nonsolicitation.

The employee confidentiality, noncompetition, nonsolicitation agreement contains confidentiality provisions under which a participant in the Executive Incentive Plan agrees to maintain the confidentiality of any “confidential information” (as that term is defined in the employee confidentiality, noncompetition, nonsolicitation agreement) of Scotts LLC and its affiliates and not to directly or indirectly disclose or reveal confidential information to any person or use confidential information for the participant’s own personal benefit or for the benefit of any person other than Scotts LLC and its affiliates. The employee confidentiality, noncompetition, nonsolicitation agreement also contains provisions which prevent a participant from engaging in specified competitive and solicitation activities during the participant’s employment with Scotts LLC and its affiliates, and for an additional two years thereafter.

Report of the Compensation and Organization Committee on Executive Compensation for the 2006 Fiscal Year

Role of the Compensation and Organization Committee

The Compensation and Organization Committee is made up of four members of the Board of Directors, each of whom is “independent” as that term is defined in the NYSE Rules and any other standards of independence as may be prescribed by applicable law, rule or regulation in respect of the duties undertaken by the Committee. The Committee reviews the Company’s (including Scotts LLC) corporate organizational structure and succession planning as they relate to executive officers and other key management and reviews and evaluates the performance of these individuals. The Committee reviews and makes recommendations to the Board regarding incentive compensation plans and equity-based plans that are subject to Board approval. It is also responsible for administering such plans and any other plans that require administration by the Committee.

The Committee determines (either on its own or together with the other independent directors, as directed by the Board of Directors) the compensation philosophy and policies applicable to the CEO, the other executive officers and other key management employees of the Company. The Committee also determines the corporate performance goals and objectives with respect to compensation for the CEO, evaluates the CEO’s performance in light of those goals and objectives, and approves (either on its own or together with the other independent directors, as directed by the Board) the CEO’s compensation based on this evaluation. The Committee reviews and approves decisions regarding compensation, equity grants, promotions, special benefits and hiring and severance arrangements for the non-CEO executive officers and other key management employees.

In reaching compensation decisions, the Committee reviews information from a variety of sources, including proxy statement surveys and industry surveys. In addition, the Committee has retained independent compensation consultants and legal counsel, whose services are provided at the Committee’s discretion, and who do no work for management.

Objectives of the Executive Compensation Program

The Compensation and Organization Committee’s primary responsibility is the establishment of compensation programs for the Company’s executive officers who are in a position to maximize long-term shareholder value. The executive compensation program is designed with a performance orientation, with a large portion of executive compensation being “at risk.” In pursuing this objective, the Committee believes that the Company’s executive compensation program should:

•	Emphasize pay for performance, motivating both long-term and short-term performance for the benefit of the Company’s shareholders;

•	Place greater emphasis on variable incentive compensation versus fixed or base pay;

•	Encourage and reward decision-making that emphasizes long-term shareholder value;

•	Balance upside potential with downside risk;

•	Provide a total compensation opportunity competitive with those companies with which the Company competes for top management talent on a global basis; and

•	Ensure the Company’s continued growth and performance by attracting, retaining and motivating the caliber of executives and employees necessary to meet the Company’s strategic goals.

The Committee sets target compensation levels that are designed to be competitive with a comparison group of consumer products companies of similar size and complexity (the “Comparison Group”). These data may not include all of the companies that are included in the S&P 500 Household Index, which is used for comparative purposes in the performance graph that appears on page 38. Target total compensation levels are aimed at providing market median pay levels when our performance meets our challenging goals. We have the ability and the flexibility to move to the 75th percentile for world-class talent and top performance when appropriate. Conversely, target pay levels may be set below market median for individuals new to positions or for whom improved performance is necessary to meet our standards. The executive group as a whole will receive below market compensation when our financial performance fails to meet our standards or our stock performance lags the market.

The Company’s cash incentive compensation programs are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. In addition, the design and administration of the 1996 Plan, the 2003 Plan, and the 2006 Plan are intended to qualify any equity-based compensation attributable to participation thereunder as performance-based compensation. The Committee continues to carefully consider the net cost and value to the shareholders of the Company’s compensation practices.

Overview of Executive Compensation and 2006 Fiscal Year Compensation and Organization Committee Actions

The Company’s executive compensation program presently consists of five principal components:

•	Base salary;

•	Executive Incentive Plan;

•	Stock option and equity-based incentive plans;

•	Executive Retirement Plan; and

•	Executive perquisites.

Base Salary

The base salaries of the Company’s executive officers are determined considering: (1) the strategic importance of the executive officer’s job function to the Company; (2) the individual’s performance in his or her position; (3) the individual’s potential to make a significant contribution to the Company in the future; and (4) a comparison of industry compensation practices.

Executive Incentive Plan

All executive officers are eligible to participate in the Executive Incentive Plan, which provides annual cash incentive compensation opportunities based on various performance measures related to the financial performance of the Company and its business units for the fiscal year. The design and administration of the Executive Incentive Plan are intended to qualify compensation payable thereunder as performance based compensation.

The Committee oversees the operation of the Executive Incentive Plan, including reviewing and approving the plan’s design as well as the targets and objectives to be met by the Company and the amount of incentive payable for specified levels of attainment of those targets and objectives. At the end of each fiscal year, the Committee determines the extent to which the targets and objectives have been met and approves cash incentive payments accordingly.

For Corporate Officers

For the 2006 fiscal year, the incentive awards for executive officers in the corporate group were based on five annual performance measures. These measures were:

•	Net Income

•	Corporate net income before significant non-recurring items

•	Net Sales Growth

•	Net sales goals established for the Company on a consolidated basis

•	ROIC (After-Tax Return on Invested Capital) — corporate

•	EBITA for the Company on a consolidated basis X (1 — tax rate) divided by the Average Invested Capital (total assets + accumulated amortization of intangibles less liabilities excluding debt + accumulated restructuring charges)

•	Free Cash Flow

•	Cash flow from operations less capital expenditures and acquisition spending

•	Customer Service — corporate (composite goal)

•	Product Fill Rate percent (% of orders filled on first delivery) X Inventory Turns

For Business Group Officers

For the 2006 fiscal year, the incentive awards for executive officers in each business group were based on five annual performance measures. These measures were:

•	EBITA for the business group

•	Earnings Before Interest, Taxes and Amortization

•	Net Sales Growth — business group

•	Net sales goals established for the business group

•	ROIC (After-Tax Return on Invested Capital) — business group

•	EBITA for the business group X (1 — tax rate) divided by the Average Invested Capital (total assets + accumulated amortization of intangibles less liabilities excluding debt + accumulated restructuring charges)

•	Free Cash Flow

•	Cash flow from operations less capital expenditures and acquisition spending

•	Customer Service — business group (composite goal)

•	Product Fill Rate percent (% of orders filled on first delivery) X Inventory Turns

These measures are weighted, and the sum of the weighted measures is multiplied by an earnings multiplier (0.0-1.25X) to reinforce the importance of net income. The Executive Incentive Plan includes a “funding trigger” below which no payments are made to any participant. This funding trigger at the corporate level requires the achievement of at least the prior year’s consolidated net income.

Stock Option and Equity-Based Incentive Plans

For the 2006 fiscal year, the Committee targeted the long-term equity-based incentive awards for executive officers at the 50th percentile of total long-term equity-based incentive pay at Comparison Group companies. The Committee uses the Black-Scholes method to calculate the grant value of options, and uses the Comparison Group companies as a benchmark. The Committee adjusts grants of options and restricted stock from such targets for certain recipients based on individual performance. Stock options and restricted stock typically have a three-year cliff vesting provision based strictly on continued employment.

Executive Retirement Plan

The Executive Retirement Plan is intended to provide executives with the opportunity to restore their pre-tax contributions to levels available to other employees. The Executive Retirement Plan consists of three parts:

•	Deferral of base salary over the IRS limits imposed on the RSP and crediting of Company matching contributions

•	Deferral of a portion or the entire Executive Incentive Plan bonus.

•	A Company contribution (referred to as “base” contribution) that is made whether or not the participant elects to make contributions to the Plan. The base contribution is credited to base salary as well as the Executive Incentive Plan bonus amounts over the IRS limits imposed on the RSP.

Executive Perquisites

Executive perquisites offered to key executives are designed to be competitive and are limited. They include annual physical examinations, car allowances and financial counseling for vice presidents and above. The Company makes the Company airplane available to the Chief Executive Officer and his family for personal use.

Compensation of the CEO

The Compensation and Organization Committee establishes the annual goals and objectives relevant to the CEO’s compensation. The Compensation and Organization Committee evaluates the CEO’s performance against these goals and objectives annually in executive session.

The Company’s executive compensation program is designed with a performance orientation, with a large portion of executive compensation being “at risk.” Consistent with the overall goal of the executive compensation program, Mr. Hagedorn declined an increase to his annual base salary for the 2006 fiscal year, and as such, his base salary remained at $600,000, below the 25th percentile of the Comparison Group. Mr. Hagedorn’s total compensation is more heavily weighted towards equity-based incentive compensation. Mr. Hagedorn’s target incentive opportunity under the Executive Incentive Plan was 90% of his base salary for the 2006 fiscal year. In Mr. Hagedorn’s position, 100% of his target incentive opportunity is directly attributable to attainment of annual performance measures established for the Company on a consolidated basis. The measures used to determine Mr. Hagedorn’s incentive compensation are the same as for all corporate officers described above. Mr. Hagedorn’s overall compensation package is set at the median of the Comparison Group and is structured in a way to provide significant rewards when the Company exceeds the corporate performance goals.

Submitted by the Compensation and Organization Committee of the Company:

Arnold W. Donald, Chair
Mark R. Baker
Joseph P. Flannery
Thomas N. Kelly, Jr.

Performance Graph

The following line graph compares the yearly percentage change in the Company’s cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of the Company’s common shares at the end and the beginning of the measurement period; by (ii) the price of the Company’s common shares at the beginning of the measurement period) against the cumulative total return of (a) Standard & Poor’s Household Products Index (“S&P Household Products”); and (b) the Russell 2000 Index (the “Russell 2000”); each for the period from September 28, 2001 (the last trading day of the Company’s fiscal year ended September 30, 2001) to September 30, 2006 (the last trading day of the 2006 fiscal year was September 29, 2006). The comparison assumes $100 was invested on September 28, 2001 in the Company’s common shares and in each of the foregoing indices, assumes reinvestment of any dividends paid and takes into account all stock splits during such period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG THE SCOTTS MIRACLE-GRO COMPANY, THE RUSSELL 2000 INDEX
AND THE S & P HOUSEHOLD PRODUCTS INDEX

	9/01	9/02	9/03	9/04	9/05	9/06
The Scotts Miracle-Gro Company	$100.00	$101.79	$124.45	$163.28	$191.49	$263.32
Russell 2000	$100.00	$78.79	$71.46	$97.55	$115.86	$136.66
S&P Household Products	$100.00	$112.90	$127.23	$132.62	$151.62	$167.21

*	$100 invested on 9/30/01 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

Copyright© 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

AUDIT COMMITTEE MATTERS

In accordance with the applicable SEC Rules, the Audit Committee has issued the following report:

Report of the Audit Committee for the 2006 Fiscal Year

Role of the Audit Committee, Independent Registered Public Accounting Firm and Management

The Audit Committee consists of four directors who qualify as independent directors under the applicable NYSE Rules and SEC Rule 10A-3, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter is posted under the “governance” link on the Company’s Internet website at http://investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Deloitte & Touche LLP (“Deloitte”) was appointed to serve as the Company’s independent registered public accounting firm for the 2006 fiscal year.

Management has the responsibility for the preparation, presentation and integrity of the consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and its subsidiaries and for the accounting and financial reporting processes, including the establishment and maintenance of adequate systems of disclosure controls and procedures and internal control over financial reporting for the Company. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing their report thereon based on such audit, issuing an attestation report on management’s assessment of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim financial statements. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.

In discharging its oversight responsibilities, the Audit Committee regularly met with management of the Company, Deloitte and the Company’s internal auditors. The Audit Committee often met with each of these groups in executive sessions. Throughout the year, the Audit Committee had full access to management, and Deloitte and the internal auditors for the Company. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

•	monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, reviewed a report from management and the Company’s internal auditors regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed an attestation report from Deloitte regarding the effectiveness of internal control over financial reporting;

•	reviewed the audit plan and scope of the audit with Deloitte and discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	reviewed and discussed with management and Deloitte the Company’s consolidated financial statements for the 2006 fiscal year;

•	reviewed management’s representations that those consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present the consolidated results of operations and financial position of the Company;

•	received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, relating to that firm’s independence and discussed with Deloitte that firm’s independence;

•	reviewed all audit and non-audit services performed for the Company and its subsidiaries by Deloitte and considered whether the provision of non-audit services was compatible with maintaining that firm’s independence from the Company and its subsidiaries; and

•	received reports from management regarding the Company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and the Company’s Code of Business Conduct and Ethics.

Management’s Representations and Audit Committee Recommendations

Management has represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the fiscal year ended September 30, 2006, were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Deloitte.

Based on the Audit Committee’s discussions with management and Deloitte and its review of the report of Deloitte to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 to be filed with the SEC.

Submitted by the Audit Committee of the Board of Directors of the Company:

Stephanie M. Shern, Chair
Thomas N. Kelly Jr.
Karen G. Mills
John M. Sullivan

Fees of the Independent Registered Public Accounting Firm

Audit Fees

The aggregate audit fees billed by Deloitte for the 2006 fiscal year and the 2005 fiscal year were approximately $3,485,000 and $3,984,000, respectively. These amounts include fees for professional services rendered by Deloitte in connection with the audit of the Company’s consolidated financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, the review of the Company’s unaudited consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as fees for services performed in connection with consents related to SEC registration statements and reports related to statutory audits.

Audit-Related Fees

The aggregate fees for audit-related services rendered by Deloitte for the 2006 fiscal year and the 2005 fiscal year were approximately $466,000 and $711,000, respectively. The fees under this category relate to internal control review projects, audits of employee benefit plans, Sarbanes-Oxley Section 404 readiness assistance and due diligence services related to acquisitions.

Tax Fees

The aggregate fees for tax services rendered by Deloitte for the 2006 fiscal year and the 2005 fiscal year were approximately $311,000 and $27,000, respectively. Tax fees relate to tax compliance and advisory services and assistance with tax audits.

All Other Fees

No other services were rendered by Deloitte for the 2006 fiscal year or the 2005 fiscal year.

None of the services described under the headings “— Audit-Related Fees,” or “— Tax Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01(c)(7)(i)(C).

The Audit Committee’s “Policies and Procedures Regarding Approval of Services Provided by the Independent Registered Public Accounting Firm” are set forth below.

THE SCOTTS MIRACLE-GRO COMPANY
THE AUDIT COMMITTEE
POLICIES AND PROCEDURES REGARDING APPROVAL OF SERVICES
PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent registered public accounting firm. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee and the independent registered public accounting firm.

The Scotts Miracle-Gro Company (together with its consolidated subsidiaries, “the Company”) recognizes that the independent registered public accounting firm possesses a unique knowledge of the Company and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth policies, guidelines and procedures to be followed by the Company when retaining the independent registered public accounting firm to perform audit and non-audit services.

Policy Statement

All services provided by the independent registered public accounting firm, both audit and non-audit, must be pre-approved by the Audit Committee or a designated member of the Audit Committee (“Designated Member”). Pre-approval may be of classes of permitted services, such as “audit services,” “merger and acquisition due diligence services” or similar broadly defined predictable or recurring services. Such classes of services could include the following illustrative examples:

•	Audits of the Company’s financial statements required by law, the SEC, lenders, statutory requirements, regulators and others.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include financial statements of the Company.

•	Employee benefit plan audits.

•	Tax compliance and related support for any tax returns filed by the Company.

•	Tax planning and support.

•	Merger and acquisition due diligence services.

•	Internal control reviews.

The Audit Committee may choose to establish fee thresholds for pre-approved services, for example: “merger and acquisition due diligence services with fees not to exceed $100,000 without additional pre-approval from the Audit Committee.”

The Audit Committee may delegate to a Designated Member, who must be independent as defined under the rules and listing standards of NYSE, the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees (audit, audit-related, tax and other) paid to the independent registered public accounting firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC Rules.

Prohibited Services

The Company may not engage the independent registered public accounting firm to provide the non-audit services described below.

1.	Bookkeeping or other services related to the accounting records or financial statements of the Company. The independent registered public accounting firm cannot maintain or prepare the Company’s accounting records, prepare the Company’s financial statements that are filed with the SEC, or prepare or originate source data underlying the Company’s financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

2.	Financial information systems design and implementation. The independent registered public accounting firm cannot directly or indirectly operate, or supervise the operation of, the Company’s information system, manage the Company’s local area network, or design or implement a hardware or software system that aggregates source data underlying the Company’s financial statements or generates information that is significant to the Company’s financial statements or other financial information systems taken as a whole, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports. The independent registered public accounting firm cannot provide any appraisal service, valuation service, or any service involving a fairness opinion or contribution-in-kind report for the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

4.	Actuarial services. The independent registered public accounting firm cannot provide any actuarially-oriented advisory services involving the determination of amounts recorded in the financial statements and related accounts for the Company other than assisting the Company in understanding the methods, models, assumptions and inputs used in computing an amount, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

5.	Internal audit outsourcing services. The independent registered public accounting firm cannot provide any internal audit service to the Company that relates to the Company’s internal accounting records, financial systems, or financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

6.	Management functions. Neither the independent registered public accounting firm, nor any of its partners or employees, can act, temporarily or permanently, as a director, officer or employee of the Company, or perform any decision-making, supervisory or ongoing monitoring function for the Company.

7.	Human resources. The independent registered public accounting firm cannot (A) search for or seek out prospective candidates for the Company’s managerial, executive or director positions; (B) engage in psychological testing, or other formal testing or evaluation programs for the Company; (C) undertake reference checks of prospective candidates for executive or director positions with the Company; (D) act as a negotiator on the Company’s behalf, such as determining position, status or title, compensation, fringe benefits, or other conditions of employment; or (E) recommend or advise the Company to hire a specific candidate for a specific job (except that the independent registered public accounting firm may, upon request by the Company, interview candidates and advise the Company on the candidate’s competence for financial accounting, administrative or control positions).

8.	Broker-dealer, investment advisor, or investment banking services. The independent registered public accounting firm cannot act as a broker-dealer, promoter, or underwriter on behalf of the Company, make investment decisions on behalf of the Company or otherwise have discretionary authority over the Company’s investments, execute a transaction to buy or sell the Company’s investment, or have custody of assets of the Company, such as taking temporary possession of securities purchased by the Company.

9.	Legal Services. The independent registered public accounting firm cannot provide any service to the Company that, under the circumstances in which the service is provided, could be provided only by someone licensed, admitted or otherwise qualified to practice law in the jurisdiction in which the service is provided.

10.	Expert services unrelated to the audit. The independent registered public accounting firm cannot provide an expert opinion or other expert service for the Company, or the Company’s legal representative, for the purpose of advocating the Company’s interests in litigation or in a regulatory or administrative proceeding or investigation. In any litigation or administrative proceeding or investigation, the independent registered public accounting firm may provide factual accounts, including in testimony, of work performed or explain the positions taken or conclusions reached during the performance of any service provided by the independent registered public accounting firm to the Company.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the independent registered public accounting firm to the Company and associated fees.

•	A listing of newly pre-approved services since the Audit Committee’s last regularly scheduled meeting.

•	An updated projection for the current fiscal year, presented in a manner consistent with required proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007 (the “2007 fiscal year”). As explained below, Deloitte has served as the Company’s independent registered public accounting firm since December 17, 2004.

A representative of Deloitte is expected to be present at the Annual Meeting to respond to appropriate questions and to make such statement as he/she may desire.

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for the Company’s fiscal year ended September 30, 2004, and in that capacity, rendered a report on the Company’s consolidated financial statements as of and for the fiscal year ended September 30, 2004.

At a meeting held on December 2, 2004, the Audit Committee of the Board of Directors dismissed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and approved the engagement of Deloitte as the Company’s independent registered public accounting firm. Deloitte accepted the engagement as the Company’s independent registered public accounting firm effective as of December 17, 2004.

The reports of PricewaterhouseCoopers LLP on the Company’s consolidated financial statements for each of the fiscal years ended September 30, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended September 30, 2004 and 2003, and the subsequent interim period from October 1, 2004 through December 2, 2004, (a) there were no disagreements between the

Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter in connection with PricewaterhouseCoopers LLP’s reports on the Company’s consolidated financial statements for such years; and (b) there were no reportable events as defined in Item 304(a)(1)(v) of SEC Regulation S-K, except for the open consultation discussed below.

As of the date of PricewaterhouseCoopers LLP’s dismissal as the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP and the Company had an open consultation regarding the appropriate accounting treatment for an approximately $3.0 million liability resulting from a bonus pool related to an acquisition made during the first quarter of the Company’s 2005 fiscal year. At the time of their dismissal, PricewaterhouseCoopers LLP did not have sufficient information to reach a conclusion on the appropriate accounting for this matter. Since this matter was not resolved prior to PricewaterhouseCoopers LLP’s dismissal, this matter was considered a reportable event under Item 304(a)(1)(v)(D) of SEC Regulation S-K.

Based on a thorough review of the facts and circumstances, and relevant accounting literature regarding this matter, the Company determined that this liability should be recorded on the opening balance sheet of Smith & Hawken®. This liability was based on an incentive agreement between the prior owners of Smith & Hawken® and their employees, whereby a portion of the purchase price was to be paid to the employees upon the sale of the business. No post-sale service was required in order for the employees to earn this bonus; therefore, this was considered a liability assumed by the Company as of the purchase date and not an expense related to post-acquisition service.

The Company requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agreed with the above statements regarding PricewaterhouseCoopers LLP. A copy of such letter, dated December 17, 2004, stating its agreement with such statements was filed as an exhibit to the Company’s Current Report on Form 8-K/A filed with the SEC on December 17, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Paul Hagedorn, who, along with his brother, James Hagedorn, and his sister, Katherine Hagedorn Littlefield, is a general partner of the Hagedorn Partnership, is employed by Scotts LLC as a graphics design specialist. During the 2006 fiscal year, Paul Hagedorn received salary and bonus totaling $147,777 and employment benefits and reimbursement for travel expenses consistent with those offered to other associates of Scotts LLC.

James Hagedorn is the President and Treasurer and owns 100% of the shares of Hagedorn Aviation Inc., a company which owns the aircraft used for certain business travel by James Hagedorn and, on occasion, certain other members of senior management of the Company. Scotts LLC pays charges by Hagedorn Aviation Inc. for flight time at the rate of $200 per hour of flight. The charges cover the cost to operate and maintain the aircraft. During the 2006 fiscal year, Scotts LLC paid a total of $19,800 to Hagedorn Aviation Inc. for such service, which constituted more than five percent of Hagedorn Aviation Inc.’s consolidated gross revenues for its last full fiscal year.

Scotts LLC subleases a portion of a building to the Hagedorn Partnership at a rent of $1,437 per month plus payment for communication services. The Hagedorn Partnership provides personnel, equipment and supplies to support Scotts LLC activities at that office. Under these arrangements, during the 2006 fiscal year, Scotts LLC paid $60,000 to the Hagedorn Partnership and was paid $45,725 by the Hagedorn Partnership.

PROPOSAL NUMBER 2

SHAREHOLDER PROPOSAL REQUESTING REPORT ON
EFFORTS TO OPPOSE LOCAL ENVIRONMENTAL HEALTH POLICIES

Shareholder’s Statement in Support of the Proposal

Boston Common Asset Management, LLC (“Boston Common”), 84 State Street, Suite 1000, Boston, Massachusetts 02109, claiming ownership of 8,100 common shares (as adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005) of the Company for more than one year and John C. Harrington, P.O. Box 6108, Napa, California 94581-1108, claiming ownership of 200 common shares (as adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005) of the Company for more than one year and stating that they will continue to hold the same through the date of the Annual Meeting, have given notice that they intend to present for action at the Annual Meeting the following resolution (the “Shareholder Proposal”):

“Report on Efforts to Oppose Local Environmental Health Policies

WHEREAS:

Scotts-Miracle-Gro (hereafter Scotts) established an Environmental Stewardship Program in 2000 and named a Chief Environmental Officer in 2004 who reports directly to the Chief Executive Officer.

Scotts introduced a full line of environmentally friendly products — Scotts Ecosense — in Canada, where the Province of Quebec and major cities have restricted pesticide use for lawn care.

Scotts recently introduced environmentally friendly products in the United States, such as Nature’s Care® Insect Killer. These are marketed alongside toxic lawn care products whose ingredients have been registered by the U.S. Environmental Protection Agency. However, in the opinion of the proponents, the EPA program does not sufficiently address scientific concerns about pesticide safety. For example, EPA’s program does not contain screens and tests for hormone disrupting chemicals, as mandated by Congress in 1996. Moreover, lawn care experts have stated roughly half of homeowners admit they do not read or follow label directions when applying pesticides and synthetic fertilizers to lawns, leading to overuse and hazardous misuse of toxic chemicals.

Recognizing the shortcomings of federal pesticide regulation, local governments in the United States are increasingly considering following Canada’s example and enacting their own limitations. State and local governments are also adopting programs to reduce pesticide use in parks and public spaces.

Scotts’ Chief Environmental Officer Rick Martinez serves on the Board of Directors of RISE, Responsible Industry for a Sound Environment. RISE aggressively opposes local restrictions on pesticide use. RISE Executive Director Allen James stated in 2005 that the organization is focusing particularly on six states — New York, Connecticut, Maine, Wisconsin, Minnesota and Washington — and in 2006 hired a new “grassroots manager” to work on these issues. RISE also filed suit to challenge restrictions enacted in the City of Madison and Dane County, Wisconsin on “weed and feed” products. Scotts and RISE also support “Project Evergreen,” a nonprofit organization established to oppose local pesticide and fertilizer restrictions.

Wal-Mart provided approximately 17% of Scotts’ revenues in 2005. Recognizing the business benefits from adopting safer chemicals policies, Wal-Mart stated it will create product safety scorecards and provide incentives for its buyers to purchase environmentally-preferable products. Wal-Mart wishes to spur competition among its suppliers to produce such products.

In the opinion of the proponents, Scotts’ opposition to local environmental health policies on pesticides may be an unduly costly activity which may cause reputational damage to the Scott’s brand and compromise its retail relationships.

RESOLVED:

Shareholders request that the Board of Directors report by 10/01/07, at reasonable cost and excluding confidential information, the company’s annual expenditures by category for each year from 1993 to 2005, for attorneys’ fees, expert fees, lobbying, and public relations/media expenses, relating to efforts to oppose local policies to limit lawn care product use.

Supporting Statement:

Among other things, proponents urge that the report disclose contributions to RISE, Project EverGreen, and other trade associations, business organizations, and individuals, that may be directed towards lobbying against local legislation or in favor of state preemption of local legislation.”

The Company’s Response to the Shareholder Proposal:

The Board of Directors has considered the Shareholder Proposal set forth above requesting the Company to report on efforts to oppose local environmental health policies and opposes such a report. In the opinion of the proponents noted in the Shareholder Proposal, the claim that the Company’s opposition to local environmental health policies on pesticides may be an unduly costly activity that may cause reputational damage to the Company’s brands and compromise its retail relationships is unfounded. In preparation of this response, the Company reviewed amounts spent by the Company in fiscal 2006 including contributions to RISE, Project EverGreen and other trade associations, business organizations, and individuals that may be directed towards lobbying against local legislation or in favor of state preemption of local legislation. This review included expenditures for attorneys’ fees, expert fees, lobbying, and public relations/media expenses, relating to efforts to oppose local policies to limit lawn care product use. The Company determined that in total, this figure constituted less than one one-hundredth of one percent of the Company’s total sales and less than one tenth of one percent of the Company’s income from operations for fiscal 2006, an immaterial amount by either measurement. The Company does not anticipate that this percentage will materially change on a going-forward basis, therefore, calculating and reporting amounts for the Company’s annual expenditures by category for each year from 1993 to 2005 would itself be a waste of Company resources.

As stated by the proponents noted in the Shareholder Proposal, the Company established an Environmental Stewardship Program in 2000 to drive stewardship and sustainability principles throughout the Company on a strategic and proactive basis. This program is intended to enhance consumer success through innovation and continuous improvement and provide the industry and retail community with leadership in identifying and resolving stewardship issues. The Company has engaged a variety of external stakeholders including non-government organizations, legislators, regulators, universities and others, to identify stewardship issues and provide marketplace information. This program has already resulted in the addition of new stewardship language to all lawn product labels, a partnership with Keep America Beautiful to create community greenspace and distribute brochures (over 2 million to date) on best practices for environmentally sound lawn and garden care, and collaboration with the Chesapeake Bay Executive Council on a voluntary 50% reduction in phosphorus in lawn fertilizers which will be rolled out nationally in 2007. A number of external stakeholders have described the program as a model for industry-government cooperation. The Company will be recognized at the Company’s Annual Meeting by the Chesapeake Bay Executive Council.

We have many reasons to be proud of our environmental stewardship efforts across our brands. We are particularly proud of our position as a global leader in recycling waste materials in the formulation of our products that in turn create a more beautiful environment. Annually, we recycle over 3 billion pounds of waste materials to produce consumer-preferred high quality soils, fertilizers and mulch. In conclusion, the Company has and continues to make progress in its environmental stewardship efforts. For this reason and the other reasons stated above, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER
PROPOSAL.

The affirmative vote of a majority of the Company’s common shares present in person or by proxy at the Annual Meeting and entitled to vote on the Shareholder Proposal is necessary to approve the Shareholder Proposal. Broker non-votes will not be counted in determining the required vote. Abstentions will be counted in determining the required vote and will have the effect of a vote “AGAINST” the Shareholder Proposal.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 2008 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company no later than August 22, 2007, to be eligible for inclusion in the Company’s proxy, notice of meeting and proxy statement relating to the 2008 Annual Meeting. The Company will not be required to include in its proxy, notice of meeting or proxy statement a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC Rules.

The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2008 Annual Meeting of Shareholders without the inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Corporate Secretary of the Company by November 5, 2007, or if the Company meets other requirements of the SEC Rules, the proxies solicited by the Board of Directors for use at the 2008 Annual Meeting will confer discretionary authority to vote on the proposal at the 2008 Annual Meeting.

In each case, written notice must be given to the Company’s Corporate Secretary, at the following address: The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attn: Corporate Secretary.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

ANNUAL REPORT ON FORM 10-K

Audited consolidated financial statements for the Company and its subsidiaries for the 2006 fiscal year are included in the Company’s 2006 Annual Report which is being delivered with this Proxy Statement. Additional copies of the Company’s 2006 Annual Report and the Company’s Annual Report on Form 10-K for the 2006 fiscal year (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) may be obtained, without charge, from the Company’s Investor Relations Department at 14111 Scottslawn Road, Marysville, Ohio 43041. The Form 10-K is also available on the Company’s Internet website located at http://investor.scotts.com and on file with the SEC, Washington, D.C. 20549.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Registered shareholders can further save the Company expense by consenting to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please access the website www.proxyvote.com when transmitting your voting instructions and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Your choice will remain in effect unless you revoke it by accessing the website www.proxyvote.com. Please enter your current PIN, select “Cancel my Enrollment”, and click on the Submit button. After submitting your entry, the Cancel Enrollment Confirmation screen will be displayed. This screen will show your current Enrollment Number. To confirm your Enrollment cancellation, click on the Submit button. Otherwise, click on the Back button to return to the Enrollment Maintenance screen. After submitting your entry, the Cancel Enrollment Complete screen will be displayed. This screen will indicate that your Enrollment has been cancelled. You may be asked to complete a brief survey to help us understand why you opted out of electronic delivery. You will be sent an e-mail message confirming the cancellation of your Enrollment. No further electronic communications will be conducted for your account and your Enrollment Number will be marked as “Inactive.” You may at any time reactivate your enrollment. You will be responsible for any fees or charges that you would typically pay for access to the Internet.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Only one copy of the Company’s Proxy Statement and one copy of the Company’s 2006 Annual Report are being delivered to multiple registered shareholders who share an address unless the Company has received contrary instructions from one or more of the registered shareholders. A separate proxy card is being included for each account at the shared address. The Company will promptly deliver, upon written or oral request, a separate copy of each of these documents to a registered shareholder at a shared address to which a single copy of the documents was delivered. A registered shareholder at a shared address may contact the Company by mail addressed to The Scotts Miracle-Gro Company, Investor Relations Department, 14111 Scottslawn Road, Marysville, Ohio 43041, or by phone at (937) 644-0011 to (A) request additional copies of the Company’s Proxy Statement and 2006 Annual Report, (B) notify the Company that such registered shareholder wishes to receive a separate annual report and proxy statement in the future or (C) request delivery of a single copy of annual reports and proxy statements in the future if registered shareholders at the shared address are currently receiving multiple copies.

Many brokerage firms and other holders of record have also instituted householding. If your family or others with a shared address have one or more “street name” accounts under which you beneficially own common shares, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the Company’s Proxy Statement or 2006 Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

By Order of the Board of Directors,

James Hagedorn
President, Chief Executive Officer
and Chairman of the Board

The Scotts Miracle-Gro Company

2007 Annual Meeting of Shareholders

The Berger Learning Center
14111 Scottslawn Road
Marysville, Ohio 43041
937-644-0011
Fax 937-644-7568

January 25, 2007 at 10:00 A.M., Eastern Time

Directions

From Port Columbus to The Scotts Miracle-Gro Company World Headquarters, The Berger Learning Center:

Leaving Port Columbus, follow signs to I-270 North. Take I-270 around the city to Dublin. Exit Route 33 to Marysville (northwest) and continue approximately 15 miles.

Take the Scottslawn Road exit. Make a left and cross over highway. The Scotts Miracle-Gro Company World Headquarters — Horace Hagedorn Building is the first left. Follow signs for entry into The Berger Learning Center.

THE SCOTTS MIRACLE-GRO COMPANY 14111 SCOTTSLAWN ROAD MARYSVILLE, OH 43041
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, the day before the cut-off date (i.e., the meeting date). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Scotts Miracle-Gro Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, the day before the cut-off date (i.e., the meeting date). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Scotts Miracle-Gro Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	THSCO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE SCOTTS MIRACLE-GRO COMPANY

Vote On Directors
(Your Board recommends that you vote for all nominees)	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:
	All	All	Except
1. Election of four directors, each for a term of three years to expire at the 2010 Annual Meeting:

Nominees: 01) Mark R. Baker 02) Joseph P. Flannery 03) Katherine Hagedorn Littlefield 04) Patrick J. Norton	☐	☐	☐

Vote On Shareholder Proposal		For	Against	Abstain

(Your Board recommends that you vote against the shareholder proposal)

2.	Adoption of the shareholder proposal described in the Proxy Statement.	☐	☐	☐

The undersigned shareholder(s) authorize the individuals designated to vote this proxy to vote, in their discretion, to the extent permitted by applicable law, upon such other matters (none known by the Company at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment.

Please sign exactly as your name is stenciled hereon.

Note: Please fill in, sign, date and return this proxy card in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If holder is a corporation, please sign the full corporate name by authorized officer. If holder is a partnership or other entity, an authorized person should sign in the entity’s name. Joint Owners must each sign individually. (Please note any change of address on this proxy card).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE SCOTTS MIRACLE-GRO COMPANY
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 25, 2007
The undersigned holder(s) of common shares of The Scotts Miracle-Gro Company (the "Company") hereby appoints James Hagedorn and David M. Aronowitz, and each of them, the proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Shareholders of the Company to be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 25, 2007, at 10:00 a.m., Eastern Time, and any adjournment, and to vote all of the common shares which the undersigned is entitled to vote at such Annual Meeting or any adjournment.
Where a choice is indicated, the common shares represented by this proxy, when properly executed, will be voted or not voted as specified. If no choice is indicated, the common shares represented by this proxy will be voted "FOR" the election of the nominees listed in Proposal Number 1 as directors of the Company; and, if permitted by applicable law, "AGAINST" the shareholder proposal described in the Proxy Statement under Proposal Number 2. If any other matters are properly brought before the Annual Meeting or any adjournment, or if a nominee for election as a director named in the Proxy Statement is unable to serve or for good cause will not serve, the common shares represented by this proxy will be voted in the discretion of the individuals designated to vote the proxy, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the directors may recommend.
If common share units are allocated to the account of the undersigned under The Scotts Company LLC Retirement Savings Plan (the "RSP"), then the undersigned hereby directs the Trustee of the RSP to vote all common shares of the Company represented by the units allocated to the undersigned's account under the RSP in accordance with the instructions given herein, at the Company's Annual Meeting and at any adjournment, on the matters set forth on the reverse side. If no instructions are given, the proxy will not be voted by the Trustee of the RSP.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement for the January 25, 2007 Annual Meeting, and the Company’s 2006 Annual Report. Any proxy heretofore given to vote the common shares which the undersigned is entitled to vote at the Annual Meeting is hereby revoked.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SCOTTS MIRACLE-GRO COMPANY.
(This proxy continues and must be signed and dated on the reverse side.)